Exhibit 99.1

DESCRIPTION

This description of Québec is dated as of May 19, 2017 and appears as Exhibit 99.1 to Québec’s Annual Report on Form 18-K to the U.S. Securities and Exchange Commission for the fiscal year ended March 31, 2017

This document (other than as part of a prospectus contained in a registration statement filed under the U.S. Securities Act of 1933) does not constitute an offer to sell or the solicitation of an offer to buy any securities of Québec.

Table of Contents

FOREIGN EXCHANGE	4
SUMMARY	5
MAP	8
QUÉBEC	9
Overview	9
Constitutional Framework	9
Government	10
Native Peoples	10
ECONOMY	14
Economic Developments in 2016	14
Plan Nord	14
Investment in Bombardier	15
Economic Structure	17
Free Trade Agreements	25
GOVERNMENT FINANCES	27
Financial Administration	27
Consolidated Financial Transactions	28
2016-2017 Preliminary results	30
2017-2018 Forecast – Budget 2017-2018	30
Accounting Standard	31
Economic Assumptions	32
Consolidated Revenue	32
Consolidated Expenditure	36
Government Employees and Collective Unions	39
Consolidated Non-Budgetary Transactions	40
GOVERNMENT ENTERPRISES AND BODIES	42
Enterprises Included in the Government’s Reporting Entity	44
Government Bodies That Conduct Fiduciary Transactions Not Included in the
Government’s Reporting Entity	47
PUBLIC SECTOR DEBT	49
Government Debt	50
Guaranteed Debt	52
Funded Debt of the Municipal Sector and Other Institutions	53

Government’s Commitments	54
WHERE YOU CAN FIND MORE INFORMATION	55
FORWARD-LOOKING STATEMENTS	55
SUPPLEMENTARY INFORMATION	56

FOREIGN EXCHANGE

Canada maintains a floating exchange rate for the Canadian dollar in order to permit the rate to be determined by market forces without intervention except as required to maintain orderly conditions. Annual average spot exchange rates for the major foreign currencies in which debt of Québec is denominated, expressed in Canadian dollars, are shown below.

Foreign Currency
(CAD per unit of foreign currency)
Foreign Currency	2013	2014	2015	2016	2017	(1)
United States Dollar	1.0299	1.1045	1.2787	1.3248	1.3282
Japanese Yen	0.0106	0.0105	0.0106	0.0122	0.0118
Swiss Franc	1.1117	1.2078	1.3286	1.3450	1.3243
Pound Sterling	1.6113	1.8190	1.9540	1.7962	1.6544
Australian Dollar	0.9966	0.9963	0.9604	0.9852	1.0056
Euro	1.3681	1.4671	1.4182	1.4660	1.4173
Hong Kong Dollar	0.1328	0.1424	0.1649	0.1707	0.1711
(1)	Monthly average through the end of April 2017.
Source : Bank of Canada.

In this document, unless otherwise specified or the context otherwise requires, all dollar amounts are expressed in Canadian dollars. The fiscal year of Québec ends on March 31. “Fiscal 2017” and “2016-2017” refer to the fiscal year ended March 31, 2017, and, unless otherwise indicated, “2016” means the calendar year ended December 31, 2016. “Fiscal 2018” and “2017-2018” refer to the fiscal year that will end on March 31, 2018. Other fiscal and calendar years are referred to in a corresponding manner. Any discrepancies between the amounts listed and their totals in the tables included in this document are due to rounding.

SUMMARY

The information below is qualified in its entirety by the detailed information provided elsewhere in this document.

Economy
(dollar amounts in millions, unless otherwise specified)
	2012	2013	2014	2015	2016
GDP at current market prices	354,040	364,531	371,311	380,972	393,347
% change - GDP in chained 2007(1)	1.0	1.4	1.3	1.2	2.0
Household income	318,665	327,421	337,170	347,738	360,278
Capital expenditures	40,192	38,365	34,288	34,602	36,565
International exports of goods	63,998	66,102	76,103	82,110	80,359
Population at July 1 (in thousands)	8,086	8,156	8,215	8,259	8,326
Unemployment rate	7.7	7.6	7.7	7.6	7.1
Consumer Price Index - % change	2.1	0.7	1.4	1.1	0.7
Average exchange rate (US$ per $)	1.0004	0.9710	0.9054	0.7820	0.7548
(1) Adjusted for the effects of inflation in the currency from year to year.

Consolidated Financial Transactions Fiscal year ending March 31(1)
(dollar amounts in millions)
						Budget
					Preliminary	Forecast
	2014		2015	2016	Results 2017 (2)	2018
Own-source revenue	74,681		77,398	81,222	81,968	84,279
Federal transfers	18,550	(3)	18,539	18,901	20,498	22,029
Total consolidated revenue	93,231		95,937	100,123	102,466	106,308
Expenditure	–84,336		–85,531	–86,470	–90,387	–93,852
Debt service	–10,598		–10,270	–10,009	–9,687	-9,868
Total consolidated expenditure	–94,934		–95,801	–96,479	–100,074	–103,720
Contingency reserve	—		—	—	–100	–100
Surplus (deficit) within the meaning of the public accounts	–1,703		136	3,644	2,292	2,488
Deposits of dedicated revenues in the Generations Fund(4)	–1,121		–1,279	–1,453	–2,042	–2,488
Accounting changes	—		418	—	—	—
Consolidated budgetary balance within the meaning of the Balanced Budget Act	–2,824		–725	2,191	250	—
Deposits of dedicated revenues in the Generations Fund	1,121		1,279	1,453	2,042	2,488
Surplus (deficit) within the meaning of the Public Accounts	–1,703		136	3,644	2,292	2,488
Non-budgetary transactions	1,294		–1,088	789	–2,209	–3,041
Net financial requirements	–409		–952	4,433	83	–553

(1)	Financial information is presented on a consolidated basis, as in Budget 2017-2018 and in the Public Accounts.
(2)	The Preliminary Results 2017 are based on financial information presented as at March 31, 2017 in the Budget 2017-2018, which was released on March 28, 2017. These preliminary results are subject to change.
(3)	Includes an amount of $1,467 million for Fiscal 2014 from the Canada-Québec agreement concluded on March 28, 2012, which stipulates that the federal government will pay Québec $2.2 billion in compensation in respect of the harmonization of the Québec sales tax (QST) with the goods and services tax (GST).
(4)	The Generations Fund was created in June 2006 by the adoption of the Act to reduce the debt and establish the Generations Fund and is a separate entity from the General Fund. This law establishes the fund as a permanent tool for reducing the debt burden. In addition, it stipulates that the sums accumulated in the Generations Fund are dedicated exclusively to repaying the debt.

Funded Debt of Public Sector (net of sinking fund balances)
As of March 31
(dollar amounts in millions)(1)
					Preliminary
	2013	2014	2015	2016	Results 2017	(2)
Government Funded Debt
Borrowings - Government	158,981	167,242	176,632	179,455	183,755
Borrowings - to finance Government Enterprises(3)	1,182	433	383	308	—
Government Guaranteed Debt(4)	39,631	40,361	41,662	43,843	42,882
Municipal Sector Debt	21,820	22,622	23,305	23,846	24,058
Other Institutions(5)	836	819	814	875	875
Public Sector Funded Debt(6)	222,450	231,477	242,796	248,327	251,570
Per capita ($)	27,511	28,383	29,557	30,066	30,215
As a percentage of(7)
GDP	62.8%	63.5%	65.4%	65.2%	64.0%
Household income	69.8%	70.7%	72.0%	71.4%	69.8%

(1)	Canadian dollar equivalent at the dates indicated for borrowings in foreign currencies after taking into account currency swap agreements and foreign exchange forward contracts.
(2)	The Preliminary Results 2017 are based on financial information presented as at March 31, 2017 in the 2017-2018 Budget, which was released on March 28, 2017. These preliminary results are subject to change.
(3)	These amounts correspond to the debt of the Financing Fund to finance government enterprises and entities not included in the reporting entity. As of 2017, this debt is included in the gross debt ($258 million as at March 31, 2017).
(4)	Represents debt of Hydro-Québec.
(5)	Represents debt of the universities other than the Université du Québec and its constituents.
(6)	Includes debt covered by the Government’s commitments (see “Public Sector Debt – Government’s Commitments”).
(7)	Percentages are based upon the prior calendar year’s GDP and Household income.

Québec

Nunavut
Hudson Strait
Kangiqsujuaq
Nunavik Nickel
Ungava Bay
Kuujjuaq
Hudson Bay
Labrador Sea
Kuujjuarapik
Schefferville
James Bay
Radisson
La Grande Rivière
Churchill
Renard
Fermont
Matoush
Fire Lake
Projet La Romaine
Manicouagan
Matagami
Bachelor
Sept-Îles
Havre-Saint-Pierre
Baie-Comeau
Amos
Saint-Félicien
Matane
Gaspé
Newfoundland and Labrador
Rouyn-Noranda
Val-d'Or
Saguenay
Mont-Joli
Golfe du Saint-Laurent
Fleuve Saint-Laurent
La Tuque
La Pocatière
Québec
New Brunswick
Prince Edward Island
Trois-Rivières
Bécancour
Gatineau
Ontario
Windsor
United States
Bromont
Nova Scotia
Atlantic Ocean
0
200 km
Mirabel
Varennes
Montréal
Longueuil
Vaudreuil-Dorion
Beauharnois
Economic Activities
Airport
Aluminum
Electricity
Electronics
Mine
Port
Chemical Products
Forestry Products
Transport
Boundaries
Northern boundary of attributable forest
Southern boundary of the area covered by Northern Territory
Borders
International border
Interprovincial border
Québec – Newfoundland and Labrador border (non-definitive)

© Gouvernement du Québec, 2018

QUÉBEC

Overview

Québec is the largest by area of the ten provinces in Canada (1,667,712 square kilometers or 643,907 square miles, representing 17% of the geographical area of Canada) and the second largest by population (8.4 million, representing 22.9% of the population of Canada, as of January 2017). The population of Québec increased on average by 0.8% per year since 2012. Over the same period, the population of Canada increased on average by 1.1% per year.

Québec has a modern, developed economy. In 2016, the service sector contributed 76.6%, the manufacturing industry 14.0%, the construction industry 6.2% and the primary sector 3.2% to real GDP at basic prices in chained 2007 dollars. Québec’s real GDP represented 19.2% of Canada’s real GDP in 2016. The leading service industries in Québec are community, business and personal services, finance, insurance and real estate, wholesale and retail trade, governmental services, transportation and warehousing and utilities. The leading manufacturing industries in Québec are food products, primary metal products (including aluminum smelting), transportation equipment products (including aircraft, motor vehicles and parts), petroleum and coal products, chemical products, paper products and plastics and rubber products. Québec also has significant hydroelectric resources, generating 32.4% of the electricity produced in Canada in 2016.

Montréal and Ville de Québec, the capital of Québec, are the main centers of economic activity. Montréal is one of the important industrial, commercial and financial centers of North America and is Canada’s second largest urban area as measured by population. Port of Montréal is the leading container port in Eastern Canada and a major international port linked to more than 80 countries around the world. Situated on the St. Lawrence River, Port of Montréal provides access to the Atlantic Ocean and the inland navigation system of the Great Lakes.

French is the official language of Québec and is spoken by approximately 94% of its population.

Constitutional Framework

Canada is a federation of ten provinces and three federal territories, with a constitutional division of responsibilities between the federal parliament and provincial legislatures as set out in The Constitution Acts, 1867 to 1982 (the “Constitution”).

Under the Constitution, each province has exclusive authority to raise revenue for provincial purposes through direct taxation within its territorial limits. Each province also has exclusive authority to regulate education, health, social services, property and civil rights, natural resources, municipal institutions and, generally, all other matters of a purely local or private nature in its province. Additionally, each province has the exclusive authority to regulate and raise revenue from the exploration, development, conservation and management of natural resources.

The federal parliament is empowered to raise revenue by any method or system of taxation and generally has authority over matters or subjects not assigned exclusively to the provinces. It has exclusive authority over the regulation of trade and commerce, currency and coinage, banks and banking, national defense, naturalization and aliens, postal service, navigation and shipping and bills of exchange, interest and bankruptcy.

The Constitution Act, 1982 (the “Constitution Act”) provides, among other things, that amendments to the Constitution be effected in Canada according to an amending formula and no longer through enactments of the Parliament of the United Kingdom. The Constitution Act also includes various modifications to the Constitution. The Constitution Act came into effect in 1982 notwithstanding the opposition of the National Assembly of Québec (the “National Assembly”) and the government of

Québec (the “Government”) to certain clauses relating to provincial jurisdiction and the terms of the amending formula.

The Parti québécois, whose objective is the sovereignty of Québec, currently forms the Official Opposition in the National Assembly. It formed the Government from September 1994 to April 2003, and formed a minority Government from September 2012 to April 2014. While in power, the Parti québécois held in 1995 a referendum proposing that Québec become sovereign, which a slight majority of Québec citizens (50.6%) rejected. The Supreme Court of Canada decided in August 1998, on a reference from the Government of Canada, that (i) under the Constitution, Québec may not secede unilaterally without negotiation with the other parties in the Canadian Confederation within the existing framework; (ii) under international law, Québec has no right to secede unilaterally from Canada; (iii) nonetheless, the clear repudiation by the people of Québec of the existing constitutional order and the clear expression of their desire to pursue secession would oblige the other provinces and the Government of Canada to negotiate with Québec in accordance with constitutional principles; and (iv) if Québec were to so negotiate but faced unreasonable intransigence from the other parties, it would be more likely to be recognized than if it did not itself act according to constitutional principles in the negotiations.

Following the last general election, held on April 7, 2014, the Québec Liberal Party, a federalist party, formed a majority Government. It previously formed the Government from April 2003 to September 2012. With regard to the constitutional issue, the Québec Liberal Party pursues a policy that emphasizes the values of Canadian federalism. In particular, its platform is focused on strengthening Québec’s place within the federation, on forming new alliances with the other provinces and on promoting intergovernmental cooperation.

Government

Legislative power in Québec is exercised by the National Assembly and the Lieutenant Governor (the “Parliament”). The National Assembly consists of 125 members elected by popular vote from single member districts. According to constitutional practice, the leader of the party with the largest number of elected members becomes Prime Minister and forms the Government.

Executive power in Québec is vested in the Lieutenant Governor acting with, or on the recommendation of, the Conseil exécutif, which consists of the Prime Minister and the Cabinet (Conseil des ministres). The Conseil exécutif is accountable to the National Assembly.

The current National Assembly consists of 68 members of the Québec Liberal Party, 28 members of the Parti québécois, 20 members of the Coalition Avenir Québec, 2 members of Québec solidaire, 5 independent members and 2 vacant seats. The mandate of the current members will expire on August 29, 2018 and the next general election will be held on October 1, 2018, subject to earlier dissolution of the National Assembly by the Lieutenant Governor upon the recommendation of the Prime Minister.

Native Peoples

Various aboriginal communities in Québec have initiated legal actions to have the existence of their ancestral rights (including aboriginal title) recognized and to obtain damages and interest as compensation for alleged infringements of their rights. The ancestral rights of aboriginal people are recognized under section 35 of the Constitution Act. Taken as a whole, aboriginal people are claiming $10.1 billion in damages and interest through these actions.

Included among these legal actions are five claims for damages and interest filed as part of efforts to contest the validity of a provision of the James Bay and Northern Québec Native Claims Settlement Act, S.C. 1977, c.32 (the “JBNQ Act”) which implements the 1975 James Bay and Northern Québec Agreement (the “JBNQA”). The effect of that provision was to extinguish all aboriginal claims, rights, titles and interests, regardless of their nature, in respect of the territory covered by the JBNQA.

  In the first action (The Betsiamites Band et al. v. Attorney-General of Québec, the Attorney-General of Canada and Hydro-Québec (Superior Court, No 500-17-018685-035)), which was filed in December 2003, the Innus of Pessamit (formerly named the Betsiamites) are claiming the invalidity of the provisions of the JBNQ Act and of An Act respecting the agreement concerning James Bay and Northern Québec, CQLR, chapter C-67 that are alleged to have infringed on the ancestral rights of the Innus of Pessamit, by extinguishing their rights over the territory covered by the JBNQA. The Innus of Pessamit also claim full enjoyment of their ancestral rights over this territory that they consider to be their ancestral territory and $75 million in compensation for loss of enjoyment of these rights for more than 25 years. Alternatively, they claim $250 million as fair compensation in the event the Court should conclude that their ancestral rights were extinguished by the provincial and federal statutes in question. Québec and Hydro-Québec are contesting this claim. On July 8, 2015, the Superior Court granted a stay of proceedings until January 31, 2017 to allow the Innus of Pessamit to pursue discussions with the Government. After this suspension, the Court will hold a case management conference with the parties in September 2017.

  The second action concerns the community of Uashat-Maliotenam (The Innus of Takuikan Uashat Mak Mani-Utenam Band et al. v. Attorney-General of Québec, the Attorney-General of Canada and Hydro-Québec. (Superior Court, No 200-17-004196-036)). In this action, also filed in December 2003, representatives of the Innus of Takuikan instituted an action seeking judicial recognition of their aboriginal rights and of their unextinguished Indian title over certain areas of land in Québec. Plaintiffs, who claim not to be parties to the JBNQA, allege that the JBNQA and certain federal and provincial laws are illegal, inoperative, unconstitutional and not binding upon them. They seek various orders, including rendering of accounts and revenue sharing for the unlawful use and management of the lands, notably in respect of hydroelectric facilities on these lands, and damages from Canada, Québec and Hydro-Québec, jointly and severally, in an amount of up to $1.5 billion (subject to further increase by the plaintiffs). Québec intends to contest this claim. In April 2014, Hydro-Québec agreed with the plaintiffs to suspend these legal proceedings pending ongoing settlement discussions between the parties.

  The third action was filed in December 2003 by the Atikamekw (the Atikamekw Band of Opiticiwan et al. v. Attorney-General of Québec and the Attorney-General of Canada and Hydro-Québec (Superior Court, No 500-17-018678-030)). The Atikamekw are asking the Court to declare that the JBNQ Act did not extinguish the “native, ancestral or aboriginal claims, rights, titles and interests” they may hold in the portion of the territory they claim and which is located on the territory covered by the JBNQA. Alternatively, the Atikamekw are claiming compensation of $300 million for the unilateral extinguishment of their claims, titles, rights and interests over the territory mentioned above. Québec intends to contest this claim. In April 2014, Hydro-Québec agreed with the plaintiffs to suspend these legal proceedings.

  The fourth action was filed by the Matimekush Lac-John Innu community in December 2013 (Les Innus de Matimekush-Lac John et al. c. Procureur général du Canada et Procureur général du Québec (Superior Court, No 500-17-080445-136)). The community asked the Court to declare the JBNQ Act inapplicable to it and that the JBNQ Act did not extinguish its ancestral claims, rights, titles and interests on the portion of the traditional territory that it is claiming that overlaps the territory covered by the northern agreements (the JBNQA and the Northeastern Québec Agreement established by An Act approving the Northeastern Québec Agreement, CQLR, chapter C-67.1). The community is also demanding a declaration to the effect that it enjoys aboriginal title and ancestral rights on this portion of the territory. Alternatively, the community is claiming $500 million by way of compensation for the “expropriation of its rights and interests" in respect of the territory. Québec intends to contest this claim.

  The fifth action was filed on June 3, 2014 by the Abitibiwinni (Pikogan), Lac Simon, Long Point (Winneway) and Kitcisakik Québec Algonquin communities and the Wahgoshig Ontario Algonquin community (Les Algonquins d’Abitibiwinni et al. c. Procureur général du Canada et Procureur général du Québec (Superior Court, No 500-17-082705-149)). The communities asked the Court to declare the JBNQ Act inapplicable to them and that the JBNQ Act did not extinguish their ancestral claims, rights, titles and interests on the portion of the territory called the “Territoire des Algonquins du Nord” that they are claiming that overlaps the territory covered by the JBNQA. They are also demanding a declaration to the effect that the claimant communities enjoy aboriginal title and ancestral rights on this portion of the territory. Alternatively, the communities are claiming $500 million by way of compensation for the “expropriation of their rights and interests” in respect of the territory. Québec intends to contest this claim.

Three legal actions dated March 28, 2014 were filed by Innu communities, each seeking $1 billion in compensation and recognition of Aboriginal rights and Aboriginal title with respect to their traditional territories (Première nation d’Essipit et al. c. Procureur général du Québec et Procureur général du Canada (Superior Court, No 500-17-081755-145), Première nation de Natashkuan et al. c. Procureur général du Québec et Procureur general du Canada (Superior Court, No 500-17-081757-141) and Première nation de Pekuakamiulnuatsh et al. c. Procureur général du Québec et Procureur général du Canada (Superior Court, No 500-17-081756-143)). Similar claims had been filed by the same Innu communities on December 30, 2003 and later withdrawn in accordance with agreements reached on March 30, 2004, whereby Québec and Canada agreed to extend the legal prescription for a ten-year period. Negotiations are continuing between the governments and the three Innu communities with the aim of concluding a final agreement concerning their overall land claims and withdrawal of the proceedings.

Two other legal actions seeking damages and interest have been filed by aboriginal communities to obtain compensation for alleged infringements of their rights over territories not covered by the JBNQA.

  In the first action, filed in 1998 (The Innu Nation of Pessamit et al. v. Attorney-General of Québec, the Attorney-General of Canada and Hydro-Québec (Superior Court, No 500-05-039472-988)), the Innus of Pessamit are seeking judicial recognition of their aboriginal title and ancestral rights over certain areas of land in Québec North Shore, including the area where Hydro-Québec’s Manicouagan-Outardes hydroelectric facilities are located. In addition, the Innus of Pessamit are claiming $500 million, with interest, for damages caused to the territory by the construction of hydroelectric facilities in the late 1960s and early 1970s. They are also demanding that Hydro-Québec be ordered to turn over to the Innus of Pessamit a portion of the revenue from the production of electrical power by these facilities. In November 2006, the Innus of Pessamit reinstated the legal action. By amendment, the Innus of Pessamit attempted to increase its initial claim of $500 million to $10.8 billion and to add annual compensation payments of $657 million. The motion for amendment was denied by the Québec Superior Court in July 2010 and the Québec Court of Appeal in February 2011. Québec and Hydro-Québec are contesting this claim. On July 8, 2015, the Court granted a stay of proceedings until January 31, 2017 to allow the Innus of Pessamit to pursue discussions with the Government. After this suspension, the Court will hold a case management conference with the parties in September 2017.

  The second action (The First Nation of Pessamit et al. v. Attorney-General of Québec, the Attorney-General of Canada (Superior Court, No 500-17-028743-055)) was filed by the Innus of Pessamit in December 2005. This action covers the portion of the traditional territory they claim (50,000 square kilometers of 138,000 square kilometers) on which forest development has been carried out since the mid-19th century. This legal action impleads the 27 forest products companies that hold at least one timber supply and forest management agreement on the traditional territory claimed by the Innus of Pessamit. In this lawsuit, the Innus of Pessamit seek confirmation that: 1) they hold aboriginal title and ancestral rights over their traditional territory; 2) forest development of this territory was authorized illegally; 3) the Government was not entitled to collect revenues from such development; and 4) the Forest Act cannot apply to the traditional territory of the Innus of Pessamit. Lastly, the Innus of Pessamit are claiming damages and interest of $1 billion against Québec and Canada for infringement of enjoyment of their ancestral rights and $2.1 billion against Québec for breach of their right to develop the forest resource. On September 30, 2006, the Innus of Pessamit amended this legal action, adding a claim for the payment of $50 million in damages and interest against Québec and a forest company for logging activities carried out on René-Levasseur Island. Québec is contesting this claim. On July 8, 2015, the Court granted a stay of proceedings until January 31, 2017 to allow the Innus of Pessamit to pursue discussions with the Government. After this suspension, the Court will hold a case management conference with the parties in September 2017.

The Uashaunnuat filed a motion before the Superior Court of Québec in May 2010 (The Innus of Takuikan Uashat Mak Mani-Utenam Band et al. v. Attorney-General of Québec, Attorney-General of Canada and Hydro-Québec (Superior Court, No 500-17-050868-093)) seeking an interlocutory injunction regarding, among other things, Hydro-Québec’s proposed construction of transmission lines to connect the Romaine River hydroelectric complex to Hydro-Québec’s grid which, according to the Uashaunnuat, is being undertaken in violation of their ancestral rights on their alleged ancestral territory. In addition, the Uashaunnuat are raising various procedural claims relating to the environmental review process. In mid-January 2011, Hydro-Québec and the claimants entered into an agreement in principle regarding these claims which was rejected by the members of the Uashaunnuat in a referendum held April 15, 2011. During the summer of 2011, negotiations were held between Québec and the Uashaunnuat leading to an agreement stipulating different measures in matters of economic and community development. In a second referendum, the members of the Uashaunnuat rejected the ratification of the agreement in principle with Hydro-Québec, as well as the new agreement with Québec. On April 11, 2014, a majority of 54% of the members of Uashaunnuat voted in a referendum in favor of a new agreement in principle with Hydro-Québec that calls for the negotiation of a possible final agreement. In March 2015, a proposal for settlement presented by Hydro-Québec was accepted by the members of Uashaunnuat. Further to this proposal, the majority of the Innu plaintiffs voluntarily withdrew their motion after a settlement agreement was signed with Hydro-Québec on March 27, 2015. On February 23, 2016, the Superior Court dismissed the motion with respect to the remaining Innu plaintiffs. An appeal was filed by the remaining plaintiffs on March 24, 2016. However, this appeal was irregularly filed and, in light of the prescription time-limit, this dispute is considered settled.

In December 1996, Philomène and George McKenzie, of the community of Uashat-Maliotenam near Sept-Îles, filed a motion for a declaratory judgment to have declared, in favor and on behalf of their families, an aboriginal title and ancestral rights, including for hunting, fishing and trapping on the land they claim as their traditional lands (Philomène McKenzie et al. v. Attorney-General of Québec et al. (Superior Court, No 500-05-027983-962)). The territory claimed covers roughly 1,600 square kilometers and is located north of Sept-Îles. In addition, they are asking that any mining project be subject to their consent. They are also asking for a permanent injunction against any project located on the territory they claim and the work resulting from it. The claimants are also demanding $7 million in damages and interest. This case remained inactive from 1997 until the spring of 2007, when the announcement of the Lac Bloom project (a mining project near Fermont, Québec) gave new impetus to the dispute. On April 13, 2007, the claimants served notice announcing an amendment to their petition, adding ten new claimants and increasing the land area on which ancestral rights and aboriginal title are claimed from 1,600 square kilometers to 16,679 square kilometers. The amount of damages claimed has also risen from $7 million to $350 million.

ECONOMY

Economic Developments in 2016

Canada. Gross domestic product (“GDP”) adjusted for inflation in chained 2007 dollars (“real GDP”), as published in the National Economic Accounts on March 2, 2017, increased at a rate of 1.4% in 2016, compared to 0.9% in 2015. This increase was mainly attributable to consumer spending, exports and residential construction. Final domestic demand increased by 0.9% in 2016, compared to 0.3% in 2015. Real consumer spending increased by 2.2% in 2016, compared to 1.9% in 2015. International exports increased by 1.1% in volume and by 0.2% in value in 2016, compared to increases of 3.4% and 0.2%, respectively, in 2015. Imports decreased by 1.0% in volume but increased by 0.3% in value in 2016, compared to increases of 0.3% in volume and 4.4% in value in 2015.

In real terms, non-residential investment decreased by 5.8% in 2016, the result of a 1.0% increase in the government sector and a 7.9% decrease in the business sector. Residential investment increased by 2.9% in 2016, due to a 1.2% increase in housing starts. Government expenditure on goods and services increased by 2.0% in 2016.

The Consumer Price Index (“CPI”) increased by 1.4% in 2016. Overall employment increased by 0.7% in 2016, while the unemployment rate increased to 7.0% from 6.9% in 2015.

Québec. Real GDP, as published in the Québec Economic Accounts on March 30, 2017, increased at a rate of 2.0% in 2016, compared to an increase of 1.2% in 2015. Final domestic demand increased by 2.1% in real terms in 2016, compared to no change in 2015. Real consumer spending increased by 2.3% in 2016, compared to 1.1% in 2015. International exports increased by 0.4% in volume and by 0.4% in value in 2016, compared with increases of 7.5% in volume and 8.5% in value in 2015. International imports decreased by 1.4% in volume and by 1.6% in value in 2016, compared with an increase of 2.8% in volume and an increase of 4.0% in value in 2015.

In real terms, non-residential investment increased by 0.4% in 2016, the result of a 1.0% increase in the business sector and a 0.8% decrease in the public sector. Residential investment increased by 2.7% in 2016.

The CPI increased by 0.7% in 2016. Overall employment increased by 0.9% in 2016 while the unemployment rate decreased to 7.1% from 7.6% in 2015.

Plan Nord

On April 8, 2015, the Government unveiled “The Plan Nord toward 2035, 2015-2020 Action Plan”, an updated and enhanced version of the previous Plan Nord put forth in May 2011. Through this Action Plan, the Government intends to implement concrete actions to support the development of Northern Québec’s economic potential.

The Plan Nord territory, which covers nearly 1.2 million square kilometers and accounts for 72% of Québec’s geographic area, contains a large variety of mineral resources, including gold, iron and rare earths, as well as clean and renewable energy resources.

The Government will seek to develop the Plan Nord territory’s natural resources. Over 25 years, the Government intends to invest approximately $2.7 billion to support large-scale strategic development projects, including roads, social housing, training facilities and national parks and to implement actions in areas such as tourism, culture and education. These investments will be made through the Société du Plan Nord, an agency created to coordinate Government’s action for the Plan Nord Territory’s development. In order to accelerate the development of mining projects in the Labrador Trough region, the Government acquired, in March 2016, the rail and port facilities at Pointe-Noire, near the Sept-Îles port. On April 9, 2017, the Government confirmed the conclusion of a Memorandum of Understanding with two mining companies, Tata Steel Minerals Canada and Quebec Iron Ore Inc., a subsidiary of Champion Iron Limited, to manage and develop these industrial facilities, in a multi-user approach, through the Société Ferroviaire et Portuaire de

Point-Noire limited partnership. The Government also intends to invest another $1 billion to acquire equity interests in companies that extract mineral substances from land in the “domain of the State” (i.e. Québec) and, under certain conditions, in companies that process such substances, through the Capital Mines Hydrocarbures Fund.

Investment in Bombardier

The Ministère de l’Économie, de la Science et de l’Innovation du Québec, through Investissement Québec, has made a US$1.0 billion investment to acquire a 49.5% stake in the C Series Aircraft Limited Partnership, which carries on the operations related to the C Series aircraft program of Bombardier Inc. This program involves the development of a new commercial aircraft targeting the 100- to 150-seat market segment. In exchange for a 50.5% stake in this partnership, Bombardier Inc. transferred all of the assets, liabilities and obligations of the C Series aircraft program.

In connection with this investment, the Government also received 100 million warrants, each warrant entitling the Government to purchase 1 Class B share of Bombardier at a price per share equal to US$1.72, half of which expire in June 2021 and half in September 2021.

TABLE 1

Main Economic Indicators of Québec(1)
(dollar amounts in millions, except for per capita amounts)
						Compound Annual
						Rate of Growth
	2012	2013	2014	2015	2016	2012-2016
GDP
At current market prices	354,040	364,531	371,311	380,972	393,347
	2.7%	3.0%	1.9%	2.6%	3.2%	2.7%
In chained 2007 dollars	324,993	329,433	333,830	337,911	344,581
	1.0%	1.4%	1.3%	1.2%	2.0%	1.4%
Per capita	40,193	40,394	40,639	40,912	41,386
	0.1%	0.5%	0.6%	0.7%	1.2%	0.6%
Household income	318,665	327,421	337,170	347,738	360,278
	4.7%	2.7%	3.0%	3.1%	3.6%	3.4%
Per capita	39,410	40,147	41,046	42,102	43,271
	3.6%	1.9%	2.2%	2.6%	2.8%	2.6%
Capital expenditures	40,192	38,365	34,288	34,602	36,565
	8.6%	-4.5%	-10.6%	0.9%	5.7%	-0.2%
Value of manufacturers' shipments	138,302	136,163	144,838	143,376	142,867
	-0.4%	-1.5%	6.4%	-1.0%	-0.4%	0.6%
Retail trade	103,949	107,002	109,622	111,556	118,487
	1.4%	2.9%	2.4%	1.8%	6.2%	2.9%

					(In thousands of persons)
Population (at July 1)	8,086	8,156	8,215	8,259	8,326
	1.0%	0.9%	0.7%	0.5%	0.8%	0.8%
Labor Force	4,342	4,394	4,400	4,434	4,448
	0.6%	1.2%	0.1%	0.8%	0.3%	0.6%
Participation rate (percentage)	64.8%	65.0%	64.7%	64.8%	64.6%
Employment	4,006	4,061	4,060	4,097	4,133
	0.8%	1.4%	0.0%	0.9%	0.9%	0.8%
Unemployment rate (percentage)	7.7%	7.6%	7.7%	7.6%	7.1%

						(2002=100)
CPI	120.8	121.7	123.4	124.7	125.6
	2.1%	0.7%	1.4%	1.1%	0.7%	1.2%

(1)	Unless otherwise indicated, percentages are percentage changes from the previous year.
Sources : Institut de la statistique du Québec and Statistics Canada.

Economic Structure

In 2016, Québec accounted for 19.2% of Canada’s real GDP. The service sector accounted for 76.6% of Québec’s real GDP, compared with 20.2% for the secondary sector and 3.2% for the primary sector. Québec’s economy is influenced by developments in the economies of its major trading partners, especially the United States, which is Québec’s largest export market. In 2016, the value of exports (including to other Canadian provinces) represented 46.0% of Québec’s GDP.

The following table shows the contribution of each sector to real GDP, which includes net taxes (taxes less subsidies), paid on factors of production. GDP is a measure of value added (the total value of goods delivered and services rendered less the cost of materials and supplies, fuel and electricity).

TABLE 2

Real Gross Domestic Product by Sector at Basic Prices in Chained 2007 Dollars(1)
(dollar amounts in millions)
					% of total 2015			% of total 2016
	2012	2013	2014	2015	Québec	Canada	2016	Québec	Canada
Primary Sector
Agriculture, forestry, fishing and hunting	4,689	5,097	5,023	5,318	1.7	1.7	5,553	1.7	1.7
Mining and oil and gas extraction	3,320	3,726	4,443	4,649	1.5	8.2	4,662	1.5	7.9
	8,009	8,823	9,466	9,967	3.2	9.9	10,215	3.2	9.6
Secondary Sector
Manufacturing	43,944	43,084	44,495	44,763	14.3	10.5	44,586	14.0	10.4
Construction	21,809	20,744	19,933	19,555	6.2	7.3	19,841	6.2	7.0
	65,753	63,828	64,428	64,318	20.5	17.8	64,427	20.2	17.4
Service Sector
Community, business and personal services	84,896	86,052	87,136	88,149	28.0	25.1	89,703	28.2	25.2
Finance, insurance and real estate	52,098	53,639	54,734	56,463	18.0	19.8	57,986	18.2	20.3
Wholesale and retail trade	34,396	36,240	36,482	36,980	11.8	11.3	37,902	11.9	11.4
Governmental services	22,341	22,415	22,512	22,192	7.1	6.4	22,484	7.0	6.4
Transportation and warehousing	12,354	12,452	12,704	13,232	4.2	4.4	13,743	4.3	4.5
Utilities	12,498	12,624	12,440	12,451	4.0	2.2	12,510	3.9	2.2
Information and cultural services	10,024	10,082	9,950	9,924	3.2	3.1	10,042	3.1	3.0
	228,607	233,504	235,958	239,391	76.3	72.3	244,370	76.6	73.0
Real GDP	302,369	306,155	309,852	313,676	100.0	100.0	319,012	100.0	100.0

(1)	North American Industrial Classification System (NAICS) in chained 2007 dollars. For the chained 2007 dollars, the aggregate amounts are not equal to the sums of their components.
Sources:Institut de la statistique du Québec and Statistics Canada.

Primary Sector. In 2016, the primary sector, which includes agriculture, forestry, fishing and hunting and mining and oil and gas extraction, contributed 3.2% to real GDP and accounted for 2.1% of employment in Québec. Québec’s forests, covering 761,000 square kilometers, or 294,000 square miles, are among its most important natural resources. Québec’s logging operations were estimated to have produced 1.009 billion cubic feet of timber in 2015 (latest data available), generating revenue of $1.944 billion from sales to domestic and foreign customers. In 2016, the value of fabricated wood products shipments increased by 9.3% and the value of exports increased by 15.7%. In mining and oil and gas extraction, which represented 45.6% of the primary sector in 2016, production is concentrated mainly in gold, iron ore, nickel, stone, cement, copper and zinc. In 2016, the value of mineral production amounted to $8.3 billion.

Secondary Sector. In 2016, the secondary sector, which consists of the manufacturing and construction industries, contributed 20.2% to real GDP and accounted for 17.6% of employment in Québec. In terms of real GDP, the construction industry recorded a 1.5% increase in 2016 over 2015. In 2016, real GDP in the manufacturing industry decreased by 0.4%, but employment increased by 0.9%. The slower GDP growth from Québec’s trading partners explain the decrease in manufacturing real GDP. The manufacturing industries that showed the sharpest declines are clothing and leather and allied products (-13.2% in real GDP and -3.9% in employment), transportation equipment (-8.9% in real GDP and -2.0% in employment), textile (-7.9 in real GDP and -3.4 in employment) and fabricated metal product (-3.5% in real GDP and 3.3% in employment).The manufacturing industries that showed the strongest growth are wood products (7.9% in real GDP and -0.3% in employment), chemical products (7.2% in real GDP and 1.1% in employment), food products (4.4% in real GDP and 2.3% in employment) and machinery (3.1% in real GDP and 1.4% in employment).

The value of shipments of primary metals decreased by 0.7% in 2016. Durable goods accounted for 57.3% of manufacturing real GDP and 58.1% of manufacturing employment. The leading manufacturing industries in Québec are food products, primary metal products (including aluminum smelting), transportation equipment (including aircraft, motor vehicles and parts), petroleum and coal products, chemical products, paper products and plastics and rubber products. As a result of its competitive advantage in low-cost electricity production, Québec is one of the world’s leading producers of aluminum.

TABLE 3

Value of Manufacture's Shipments(1)
(dollar amounts in millions)
					% of total		% of total
	2012	2013	2014	2015	2015	2016	2016
Food manufacturing	19,530	18,951	21,339	21,854	15.2	23,132	16.2
Primary metal manufacturing	19,711	18,839	19,825	19,059	13.3	18,926	13.2
Transportation equipment manufacturing	14,384	15,467	17,956	19,345	13.5	17,302	12.1
Chemical manufacturing	8,295	8,458	8,721	8,897	6.2	9,471	6.6
Paper manufacturing	8,326	8,228	8,632	9,201	6.4	9,333	6.5
Plastics and rubber products manufacturing	6,786	7,034	7,408	7,815	5.5	8,080	5.7
Wood product manufacturing	5,242	6,197	6,673	7,134	5.0	7,799	5.5
Fabricated metal product manufacturing	7,832	7,458	7,847	7,827	5.5	7,724	5.4
Machinery manufacturing	6,364	6,237	6,433	6,831	4.8	7,029	4.9
Beverage and tobacco product manufacturing	3,658	N.A.	3,831	3,981	2.8	4,276	3.0
Electrical equipment, appliance and component manufacturing	3,668	3,747	3,220	2,915	2.0	3,293	2.3
Furniture and related product manufacturing	3,062	3,335	3,134	3,275	2.3	3,281	2.3
Others(2)	31,442	N.A.	29,818	25,241	17.6	23,221	16.3
	138,302	136,163	144,838	143,376	100.0	142,867	100.0

(1)	North American Industrial Classification System (NAICS).
(2)	Including notably, petroleum and coal products, furniture and related product manufacturing, computer and electronic, and furniture and printing.
Sources : Statistics Canada.

Service Sector. The service sector includes a wide range of activities such as community, business and personal services, finance, insurance and real estate, wholesale and retail trade, governmental services, transportation and warehousing, other utility services and information and cultural services. In 2016, the service sector contributed 76.6% to real GDP and accounted for 80.2% of employment in Québec.

In terms of real GDP, there was growth in each of the industries in the service sector in 2016: transportation and warehousing (3.9%), finance, insurance and real estate (2.7%), wholesale and retail trade (2.5%), community, business and personal services (1.8%) and governmental services (1.3%), information and cultural services (1.2%) and utilities (0.5%). Due to Québec’s large territory, transportation facilities are essential to the development of its economy. Waterway transportation is provided mainly through the St. Lawrence River Seaway. Approximately 29.0% of all international tonnage handled in Canadian ports in 2011 (the most recent year for which information is available) passed through Québec’s shipping facilities. Highway, rail and air transportation systems service the populated areas, with higher concentrations in the metropolitan areas of Montréal and Ville de Québec.

The financial sector includes large Canadian and foreign banks, insurance companies and other private financial institutions, cooperative institutions and Government financial intermediary enterprises and fiduciary Government bodies, including the Caisse de dépôt et placement du Québec (the “Caisse”), which is one of the largest institutional fund managers in North America.

Capital Expenditures. In 2016, the value of total non-residential capital expenditures increased by 5.7% in Québec. Non-residential capital expenditures increased by 5.9% in the public sector and by 5.5% in the private sector.

The increase in non-residential capital expenditures resulted from increases in finance, insurance and real estate operators (48.4%), business services, accommodation and other services (12.8%), manufacturing (6.8%), governmental, educational, health and social services (5.1%), transportation and warehousing (3.5%) and information, cultural and other utilities (2.5%). These increases were partially offset by decreases in construction (-8.9%), agriculture, forestry, fishing and hunting (-4.4%), mining and oil and gas extraction (-3.7%) and wholesale and retail trade (-0.9%).

TABLE 4

Private and Public Sector Non-Residential Capital Expenditures in Quebec(1)(2)
(dollar amounts in millions)
					% of total		% of total
	2012	2013	2014	2015	2015	2016	2016
Non-residential Investment:
Governmental, educational, health and social services	11,893	N.A.	10,141	10,543	30.5	11,078	30.3
Information, cultural and other utilities	7,633	8,514	7,877	8,077	23.3	8,282	22.7
Manufacturing	3,884	3,449	3,786	3,583	10.4	3,826	10.5
Transportation and warehousing	2,484	2,724	2,709	3,196	9.2	3,307	9.0
Business services, accommodation and other services	2,164	N.A.	2,287	2,268	6.6	2,559	7.0
Finance, insurance and real estate operators	4,280	N.A.	1,767	1,650	4.8	2,448	6.7
Wholesale and retail trade	2,061	2,579	2,037	1,883	5.4	1,865	5.1
Mining and oil and gas extraction	4,035	3,630	2,117	1,665	4.8	1,603	4.4
Construction	1,014	1,092	929	937	2.7	853	2.3
Agriculture, forestry, fishing and hunting	743	672	638	710	2.1	679	1.9
	40,192	38,365	34,288	34,602	100.0	36,565	100.0

Private sector	22,321	20,527	18,557	17,399	50.3	18,354	50.2
Public sector	17,871	17,837	15,731	17,203	49.7	18,212	49.8
	40,192	38,365	34,288	34,602	100.0	36,565	100.0

(1)	North American Industrial Classification System (NAICS).
(2)	Non-residential construction and machinery and equipment.
Sources : Statistics Canada.

Labor Force. In 2016, the labor force was estimated at 4.4 million persons, an increase of 0.3% from 2015. The participation rate for 2016 was estimated at 64.6% in Québec, compared to 65.7% in Canada. Total employment increased by 0.9% in 2016 in Québec, compared to a 0.7% increase in Canada. The unemployment rate in Québec decreased to 7.1% from 7.6% in 2015, whereas the unemployment rate in Canada increased to 7.0% from 6.9% in 2015.

Energy. Of the total energy consumed in Québec in 2014 (the most recent year for which information is available), energy derived from electricity accounted for 37.9%, oil for 37.4%, natural gas for 16.3%, biomass for 7.5% and coal for 0.9%.

Québec generates approximately one-third of all electricity produced in Canada and is one of the largest producers of hydroelectricity in the world. In 2015, 99.7% of all electricity produced in Québec was from renewable sources. More than 40,460 megawatts (“MW”) of hydroelectric capacity (including the capacity of independent producers but excluding the firm capacity currently available from Churchill Falls (Labrador) Corporation Limited) was installed on December 31, 2015. Of the total electricity produced in Québec in 2015, 16.6% (based on sales volume) was exported to the United States and to other Canadian provinces, compared with 16.8% in 2014.

Exports and Imports. In 2016, Québec’s exports of goods and services totaled $180.8 billion of which $108.5 billion (60.0%) was international exports and $72.3 billion (40.0%) was interprovincial exports. Québec’s imports of goods and services totaled $193.1 billion, of which $127.3 billion (65.9%) were international imports and $65.8 billion (34.1%) were interprovincial imports. Québec’s international exports represented 17.3% of Canada’s total exports. In 2016, Québec’s external sector (as defined by the Economic Accounts of the Institut de la Statistique du Québec) registered an overall deficit of $12.2 billion, including a deficit of $18.7 billion on international trade and a surplus of $6.5 billion on interprovincial trade. In 2015, Québec registered an overall deficit of $15.0 billion, including a deficit of $21.1 billion on international trade and a surplus of $6.2 billion on interprovincial trade. The improvement of the trade balance in 2016 reflects mainly the impact of the depreciation of the Canadian dollar on international trade and lower oil prices.

Québec’s international exports of goods are diversified: in 2016, aircraft and spacecraft have the largest export share, accounting for 11.4% of the total. Nuclear reactors, boilers, machinery and mechanical appliances rank second with 9.7% and aluminum and articles thereof are next with 8.1%. International exports of goods originating from Québec, calculated by the Institut de la Statistique du Québec from data on Canada’s total exports of goods, were $80.4 billion for 2016 compared with $82.1 billion in 2015, a decrease of 2.1%.

Increases occurred in the value of exports of wood and articles of wood (15.8%), motor vehicles, trailers, bicycles, motorcycles and other similar vehicles (5.7%), nuclear reactors, boilers, machinery and mechanical appliances (3.0%), plastics and articles thereof (1.8%) and electrical or electronic machinery and equipment (1.5%). These increases were offset by decreases in the value of mineral fuels and mineral oils (-21.7%), aircraft and spacecraft (-17.2%), copper and articles thereof (-13.2%), aluminum and articles thereof (-8.2%), ores, slag and ash (-4.8%) and paper and paperboard (-1.8%). These decreases reflect mainly lower volume of exports following slower economic growth in the United States.

The United States is Québec’s principal international export market, accounting for 71.0% of its international exports of goods in 2016. The balance of international exports is broadly distributed: Europe (13.4%), Asia excluding Middle-East (8.7%), Middle-East (1.6%), and the rest of world (5.2%). The share of international exports to destinations other than the United States rose from 25.4% in 2007 to 29.0% in 2016.

TABLE 5

Quebec's International Exports of Goods
(dollars amounts in millions)
					% of total		% of total
	2012	2013	2014	2015	2015	2016	2016
Aircrafts and Spacecrafts	6,101	7,334	9,746	11,094	13.5	9,188	11.4
Nuclear Reactors, Boilers, Machinery and Mechanical Appliances	6,052	6,006	6,970	7,537	9.2	7,764	9.7
Aluminum and Articles Thereof	5,941	6,183	6,862	7,118	8.7	6,538	8.1
Paper, Paperboard and Articles Made From These Materials	4,218	4,430	4,808	4,994	6.1	4,905	6.1
Motor Vehicles, Trailers, Bicycles, Motorcycles and Other Similar Vehicles	2,302	2,532	3,152	4,064	4.9	4,294	5.3
Electrical or Electronic Machinery and Equipment	3,151	2,988	3,435	3,356	4.1	3,405	4.2
Wood and Articles of Wood	1,713	2,226	2,688	2,917	3.6	3,378	4.2
Mineral fuels, Mineral Oils, Bituminous Substances and Mineral Waxes	4,384	4,312	4,265	3,890	4.7	3,044	3.8
Ores, Slag and Ash	2,879	2,270	3,554	3,142	3.8	2,991	3.7
Plastics and Articles Thereof	1,982	2,107	2,388	2,599	3.2	2,646	3.3
Copper and Articles Thereof	2,134	2,450	2,822	2,740	3.3	2,379	3.0
Other goods(1)	23 141	23,266	25,415	28,658	34.9	29,827	37.1
TOTAL	63,998	66,102	76,103	82,110	100.0	80,359	100.0

(1)	The other goods category represents diverse products or product groups from a broad range of industrial and manufacturing sectors, such as precious metals, scientific and technical instrumentation, pharmaceuticals products and rubber.
Sources:Institut de la statistique du Québec, customs basis.

TABLE 6

Quebec's International Imports of Goods
(dollar amounts in millions)
					% of total		% of total
	2012	2013	2014	2015	2015	2016	2016
Motor Vehicles, Trailers, Bicycles, Motorcycles and Other Similar Vehicles	11,093	11,194	11,810	13,653	15.1	14,256	16.4
Nuclear Reactors, Boilers, Machinery and Mechanical Appliances	8,851	8,936	9,494	10,749	11.9	11,012	12.7
Mineral Fuels, Mineral Oils, Bituminous Substances and Mineral Waxes	20,291	20,923	18,513	12,476	13.8	9,557	11.0
Electrical or Electrononic Machinery and Equipment	7,144	7,116	7,054	6,984	7.7	7,103	8.2
Aircrafts and Spacecrafts	2,433	3,496	3,458	3,970	4.4	3,368	3.9
Pharmaceutical Products	2,175	2,309	2,019	1,987	2.2	2,577	3.0
Optical, Medical , Photographic, Scientific and Technical Instrumentation	2,088	2,182	2,223	2,558	2.8	2,518	2.9
Plastics and Articles Thereof	2,075	2,225	2,576	2,736	3.0	2,309	2.7
Pearls, Precious Stones or Metals, Coins and Jewellery	1,610	1,768	1,599	1,445	1.6	2,026	2.3
Inorganic Chemicals and Compounds of Precious Metals and Radioactive Elements	2,130	2,142	2,035	2,160	2.4	1,882	2.2
Rubber and Articles Thereof	1,772	1,545	1,634	1,773	2.0	1,695	2.0
Other goods(1)	23,408	24,513	27,194	30,028	33.2	28,435	32.8
TOTAL	85,071	88,346	89,610	90,520	100.0	86,738	100.0

(1)	The other goods category represents diverse products or product groups from a broad range of industrial and manufacturing sectors, such as beverages, spirits and vinegar, organic chemicals and iron and steel.
Sources:Institut de la statistique du Québec, customs basis.

Québec’s international exports and imports of services are also diversified, as reflected in the following tables, which include the most recently available data.

TABLE 7

Quebec's International Exports of Services
(dollar amounts in millions)
				% of total		% of total
	2010	2011	2012	2012	2013	2013
Professional services	4,272	4,659	4,974	20.1	5,842	21.8
Transportation and related services	4,902	5,346	5,603	22.7	5,731	21.4
Wholesale and retail sales	4,653	4,592	5,123	20.7	5,464	20.4
Finance, Insurance and real estate	2,318	2,719	2,892	11.7	3,103	11.6
Administrative services	2,250	2,162	2,065	8.4	2,345	8.7
Accommodation and food services	1,603	1,630	1,656	6.7	1,709	6.4
Information and cultural services	1,145	1,465	1,552	6.3	1,708	6.4
Arts, entertainment and recreation services	381	375	384	1.6	438	1.6
Health, education and public administration	335	344	383	1.6	415	1.5
Other services	54	53	57	0.2	57	0.2
TOTAL	21,911	23,344	24,687	100.0	26,810	100.0
Sources:Statistics Canada, input-output tables.

TABLE 8

Quebec's International Imports of Services
(dollar amounts in millions)
				% of total		% of total
	2010	2011	2012	2012	2013	2013
Finance, insurance and real estate	4,043	3,856	3,940	22.7	4,535	24.9
Accommodation and food services	2,713	2,990	3,167	18.3	3,320	18.2
Transportation and related services	2,396	2,550	2,582	14.9	2,483	13.6
Administrative services	1,901	2,052	2,161	12.5	2,412	13.3
Professional services	1,614	1,598	1,769	10.2	2,042	11.2
Information and cultural services	1,657	1,952	1,980	11.4	1,644	9.0
Arts, entertainment and recreation services	725	828	823	4.7	896	4.9
Health, education and public administration	309	310	373	2.2	373	2.0
Wholesale and retail sales	499	485	377	2.2	309	1.7
Other services	146	164	174	1.0	177	1.0
TOTAL	16,001	16,785	17,345	100.0	18,191	100.0
Sources:Statistics Canada, input-output tables.

TABLE 9

Selected Trade Indicators for Québec
(dollar amounts in millions)
	2012	2013	2014	2015	2016
Exports of Goods and Services	159,926	163,443	170,527	179,434	180,819
Exports to other countries	91,065	94,497	99,671	108,135	108,535
Exports of goods to other countries	73,806	75,872	80,601	88,064	87,522
Exports of services to other countries	17,259	18,625	19,070	20,071	21,013
Exports to other provinces	68,861	68,946	70,856	71,299	72,284
Exports of goods to other provinces	36,439	34,896	35,756	34,678	34,458
Exports of services to other provinces	32,422	34,050	35,100	36,621	37,826
Ratio of Exports to Nominal GDP	45.2%	44.8%	45.9%	47.1%	46.0%
Imports of Goods and Services	182,657	186,026	190,632	194,385	193,053
Imports from other countries	118,366	120,476	124,344	129,282	127,269
Imports of goods from other countries	101,950	102,294	105,859	110,357	108,109
Imports of services from other countries	16,416	18,182	18,485	18,925	19,161
Imports from other provinces	64,291	65,550	66,288	65,103	65,784
Imports of goods from other provinces	27,512	28,452	27,933	25,558	25,392
Imports of services from other provinces	36,779	37,098	38,355	39,545	40,392
Balance of Goods and Services	-22,731	-22,583	-20,105	-14,951	-12,234
Balance with other countries	-27,301	-25,979	-24,673	-21,147	-18,734
Balance with other provinces	4,570	3,396	4,568	6,196	6,500
Sources : Institut de la statistique du Québec and Statistics Canada, balance of payments.

Free Trade Agreements

Canada is a member of the World Trade Organization (“WTO”) and has also signed other trade agreements in order to promote commerce with economic partners. In 1989, the United States and Canada entered into a free trade agreement (“FTA”), which has led to the gradual elimination of tariffs on goods and services between the two countries and to the liberalization of trade in several sectors including energy. The FTA provides for a binding binational review of domestic determinations in anti-dumping and countervailing duty cases and for binational arbitration of disputes between Canada and the United States as to either’s compliance with the FTA or with the rules of the WTO. In 1994, Canada, the United States and Mexico signed a similar free trade agreement, the North American Free Trade Agreement (“NAFTA”), which resulted, with a few exceptions, in the gradual elimination by 2003 of tariffs on goods and services among Canada, the United States and Mexico. On May 18, 2017, the U.S. Administration officially announced its intention to renegotiate the NAFTA with Canada and Mexico. At this stage, it is uncertain what form this re-opening might take or its extent. Consequently, it is unclear how this would impact Québec’s international trade and economy.

In April 1998, negotiations were undertaken between countries of the Americas (North, Central and South) to reach a new trade agreement by January 1, 2005 (Free Trade Area of the Americas or “FTAA”). Although the January 1, 2005 deadline was not met, parties to the negotiations of the FTAA have reaffirmed their commitment to pursue such negotiations in the future. Canada has also initiated free trade negotiations with Guatemala, Nicaragua and El Salvador, and the

Caribbean Community. Canada has effective free trade agreements with Chile, Israel, Costa Rica, Peru, the member states of the European Free Trade Association (Norway, Switzerland, Iceland and Liechtenstein), Colombia, Jordan, Panama, Honduras and South Korea. Canada has concluded free trade agreements with Ukraine on July 14, 2015, the European Union (“CETA”) on August 5, 2014 and the Trans-Pacific Partnership on October 5, 2015. The CETA treaty was approved by the European Parliament in February 2017. Canada also has free trade negotiations with India, Morocco, Japan, Dominican Republic and Singapore. Canada and Costa Rica have ongoing negotiations to modernize and broaden their Free Trade Agreement.

On February 12, 2010, the Canada and the United States signed the Agreement on Government Procurement which, notably, provides Canadians with permanent access to U.S. state government procurement commitments in exchange for permanent U.S. access to Canadian provincial and territorial procurement contracts in accordance with the WTO Government Procurement Agreement.

Softwood Lumber Dispute For many years, U.S. forest products interests including lumber producers and various labor unions have pursued allegations that softwood lumber imports from Canada were subsidized by the federal and provincial governments. In 2006, the U.S. and Canada entered into the Softwood Lumber Agreement (“SLA”).

In accordance with Article XVIII of the SLA, the United States undertook not to initiate trade actions under its domestic legislation in respect of Canadian softwood lumber for a period of 12 months following the expiration of the SLA. This “stand-still” period expired on October 13, 2016.

On November 25, 2016, the U.S. Lumber Coalition filed a petition with the U.S. Department of Commerce (“DOC”), seeking the imposition of duties on certain softwood lumber products imported from Canada. The DOC initiated its investigation on December 16, 2016. Preliminary determinations were issued on April 24, 2017. For five named companies, tariffs range from 3.02% to 24.12%, with tariffs of 12.82% for Quebec-based company Resolute Forest Products. For all other Canadian companies exporting to the U.S., the tariff is 19.88%. Final determinations are expected in late 2017.

In parallel with its defense in the DOC investigation, Quebec supports the efforts of the Canadian federal government to finding a negotiated solution to the Softwood Lumber Dispute, through the conclusion of a new Softwood Lumber Agreement.

GOVERNMENT FINANCES

Financial Administration

The Minister of Finance is responsible for the general administration of government finances. The Financial Administration Act and the Balanced Budget Act govern the management of public funds in Québec and the Public Administration Act governs the management of the Government’s financial, human, physical and informational resources.

The Minister of Finance also manages the Generations Fund, which was established in June 2006 pursuant to the Act to reduce the debt and establish the Generations Fund in order to reduce the Government’s debt burden.

The Government adopts Orders in Council that authorize the Minister of Finance to conclude financial contracts, including those pertaining to the Government’s borrowings. The Conseil du trésor adopts the accounting policies that the Minister of Finance develops and proposes.

Government accounts are maintained according to the accrual accounting method in accordance with CPA Canada’s Public Sector Accounting Standards. The Government’s fiscal year ends on March 31. The Auditor General of Québec is responsible for auditing the Government’s consolidated financial statements and reporting each year on them to the National Assembly. Quebec’s Consolidated Revenue Fund consists of all money received or collected from any source over which the Parliament has the power of appropriation. Appropriations from the Consolidated Revenue Fund and the consolidated budget are published at the beginning of each fiscal year.

The Government reports on a fully consolidated basis. The Government’s consolidated financial statements include the financial operations of the National Assembly, the persons that it designates, government departments and all bodies, funds and enterprises under the Government’s control.

The consolidated transactions are broken down into “budgetary,” “non-budgetary” and “financing” transactions.

  Budgetary transactions include:

    revenues comprising taxes, fees, permits, the net results of government enterprises, federal government transfers and miscellaneous sources; and

    all expenditures including transfer expenditures, remuneration and debt service.

  Non-budgetary transactions include changes in the investments, loans and advances granted by the Government, mainly to its own enterprises, changes in the Government’s capital investments, changes in the liabilities of retirement plans and changes in other accounts.

  Financing transactions include changes in the cash balance, changes in net borrowings, changes in the Retirement Plans Sinking Fund and funds intended for employee future benefits and changes in the Generations Fund.

The Balanced Budget Act is intended to ensure that the Government maintains, on a multi-year basis, a balanced budget and it establishes the applicable rules in the event of an overrun.

In 2009, the Balanced Budget Act was amended to, among other things, introduce specific provisions to allow the Government to weather the recession and authorize temporary deficits, which had to be gradually reduced in order to return to a balanced budget in Fiscal 2014.

In 2013, the return to a balanced budget was deferred to Fiscal 2016. Accordingly, amendments were made to the Balanced Budget Act to allow the budgetary deficits recorded for Fiscal 2013 and 2014, set at -$2,350 million, the budgetary balance that could not be exceeded for Fiscal 2015, and require the return to a balanced budget in Fiscal 2016.

According to the Balanced Budget Act, if an overrun of less than $1 billion is recorded for a fiscal year, the Government must achieve an equivalent surplus in the next fiscal year. If, however, the overrun stems from exceptional circumstances stipulated in the Act and totals at least $1 billion, such overrun may be offset within a period of up to five years.

The Balanced Budget Act also provides for a stabilization reserve that facilitates the Government’s multi-year budget planning. The stabilization reserve consists of the surplus for each fiscal year and it is used as a priority to maintain budgetary balance and, secondarily, for payment of sums into the Generations Fund.

Consolidated Financial Transactions

The following table summarizes the Government’s consolidated financial transactions for the three fiscal years ended March 31, 2016, the preliminary data for Fiscal 2017 and budget forecasts for Fiscal 2018, presented in Budget 2017-2018.

TABLE 10

Summary of Consolidated Financial Transactions Year ending March 31
(dollar amounts in millions)
						Preliminary
						Results		Forecast
	2014		2015	2016		2017	(1)	2018
Budgetary transactions
Own-source revenue excluding government enterprises	69,251		71,991	76,209		77,215		79,799
Revenue from government entreprises	5,430		5,407	5,013		4,753		4,480
Federal transfers	18,550	(2)	18,539	18,901		20,498		22,029
Total consolidated revenue	93,231		95,937	100,123		102,466		106,308
Expenditure	-84,336		-85,531	-86,470		-90,387		-93,852
Debt service	-10,598		-10,270	-10,009		-9,687		-9,868
Total consolidated expenditure	-94,934		-95,801	-96,479		-100,074		-103,720
Contingency reserve	—		—	—		-100		-100
Surplus (deficit) within the meaning of the Public Accounts	-1,703		136	3,644		2,292		2,488
Deposits of dedicated revenues in the Generations Fund(3)	-1,121		-1,279	-1,453		-2,042		-2,488
Accounting changes	—		418	—		—		—
Consolidated budgetary balance within the meaning of the Balanced Budget Act	-2,824		-725	2,191		250		—
Deposits of dedicated revenues in the Generations Fund	1,121		1,279	1,453		2,042		2,488
Accounting changes	—		-418	—		—		—
Non-budgetary transactions
Investments, loans and advances	-1,349		-2,146	-808		-2,970		-2,047
Fixed Assets	-3,033		-2,312	-2,176		-2,190		-3,679
Retirement plans	3,352		3,662	3,505		3,083		3,165
Other accounts(4)	2,324		-292	268		-132		-480
Non-budgetary transactions	1,294		-1,088	789		-2,209		-3,041
Net financial requirements	-409		-952	4,433		83		-553
Financing transactions
Change in cash position(5)	-2,337		-4,400	1,635		3,080		5,433
Net borrowings(6)	6,339		10,793	448		3,839		1,587
Retirement Plans Sinking Fund(7) and funds dedicated to employee future benefits(8)	-3,172		-4,162	-4,932		-4,960		-3,979
Generations Fund	-421	(9)	-1,279	-1,584	(10)	-2,042		-2,488
TOTAL FINANCING TRANSACTIONS	409		952	-4,433		-83		553
(1)

The Preliminary Results 2017 are based on financial information presented as at March 31, 2017 in the 2017-2018 Budget, which was released on March 28, 2017. These preliminary results are subject to change.

(2)

Includes an amount of $1,467 million for Fiscal 2014 from the Canada-Québec agreement concluded on March 28, 2012, which stipulates that the federal government will pay Québec $2.2 billion in compensation in respect of the harmonization of the QST with the goods and services tax (GST).

(3)

The Generations Fund was created in June 2006 by the adoption of the Act to reduce the debt and establish the Generations Fund and is a separate entity from the General Fund. This Act establishes the fund as a permanent tool for reducing the debt burden. In addition, it stipulates that the sums accumulated in the Generations Fund are dedicated exclusively to repaying the debt.

(4)	Includes year-to-year changes in accounts payable and receivable, cash on hand and outstanding bank deposits and checks.
(5)	A positive number indicates a net decrease in cash.
(6)

Represents mainly new borrowings of $21,265 million, $27,951 million, $22,546 million, $27,186 million and $12,981 million for each of Fiscal 2014 through 2018, respectively, less repayment of borrowings.

(7)

This sinking fund receives amounts to be used to cover retirement benefits payable by the Government under the public and parapublic sector retirement plans. The investment income of this fund is reinvested in it and applied against the interest on the actuarial obligation (see “Consolidated Non-Budgetary Transactions Relating to Retirement Plans”).

(8)	These funds receive amounts used to cover employee’s future benefits (accumulated sick leave and survivor’s pension) payable to Government’s employees.
(9)	Includes a deposit of $300 million from the accumulated surpluses of the Territorial Information Fund and the use of $1 billion to repay maturing borrowings.
(10)	Includes a deposit of $131 million from the accumulated surpluses of the Commission des normes du travail.

2016-2017 Preliminary results

The preliminary data for Fiscal 2017 indicates a budgetary surplus of $250 million, compared to a balanced budget forecasted in March 2016.

Consolidated revenue for Fiscal 2017 is now expected to be $100 million lower than forecasted in March 2016. Excluding Government enterprises, the decrease in own-source revenue stands at $321 million and is due primarily to reductions in contributions for health services and in duties and permits, partly offset by higher revenue from corporate taxes and consumption taxes. The $318 million increase in federal transfers includes an adjustment of $310 million in other federal transfer programs due to the signing of two new infrastructure agreements under Phase 1 of the federal infrastructure plan. These agreements pertain to the Clean Water and Wastewater Fund, as well as the Post-Secondary Institutions Strategic Investment Fund.

Expenditure excluding debt service is now expected to be $667 million higher than forecast in March 2016 mainly due to additional expenditures of special funds. Debt service has been adjusted downward by $731 million, mainly because of lower-than-expected interest rates and new actuarial valuations of the retirement plans, which lead to a lower level of interest on the retirement plans liability.

TABLE 11

Summary of revisions for fiscal year 2017 since Budget 2016-2017
(millions of dollars)
	Budget 2016-2017	Revisions	Budget 2017-2018
Own-source revenue
Own-source revenue excluding government enterprises	77,536	–321	77,215
Government enterprises	4,850	–97	4,753
Total own-source revenue	82,386	–418	81,968
Federal transfers	20,180	318	20,498
Total consolidated revenue	102,566	–100	102,466
Expenditure	–89,720	–667	–90,387
Debt service	–10,418	731	–9,687
Total consolidated expenditure	–100,138	64	–100,074
Contingency reserve	–400	300	–100
Deposits of dedicated revenues in the Generations Fund	–2,028	–14	–2,042
Consolidated budgetary balance within the meaning of the Balanced Budget Act	0	250	250

2017-2018 Forecast – Budget 2017-2018

In Budget 2017-2018, the Government maintains a balanced budget for Fiscal 2018. Total consolidated revenue is forecast at $106,308 million, a 3.7% increase over Fiscal 2017. Excluding Government enterprises, own-source revenue is forecast in the budget at $79,799 million, a 3.3% increase in relation to Fiscal 2017. This growth reflects primarily the anticipated change in economic activity. Revenue from Government enterprises is estimated at $4,480 million, a 5.7%

decrease chiefly attributable to the results of Hydro-Québec, which will decline due to the application of IFRS standards to Hydro-Québec’s results (which Hydro-Québec reports under United States generally accepted accounting principles (U.S. GAAP)), and the impact of the commissioning of electricity generation facilities. Own-source revenue accounts for nearly 80% of total revenue. Federal transfers are expected to increase by 7.5% to $22,029 million in Fiscal 2018.

Consolidated expenditures are expected to total $103,720 million for Fiscal 2018, 3.6% higher than preliminary data for Fiscal 2017. Expenditures excluding debt service will increase by 3.8%, to $93,852 million. Growth in spending stems, primarily, from an increase in spending for the “Health and social services” and “Education and culture” missions. Growth also reflects the amounts earmarked for the Contingency Fund in the budget of the secrétariat of the Conseil du trésor. The expenditures-to-GDP ratio excluding debt service is forecast to stand at 25.4% in Fiscal 2018. Debt service is forecast to increase by 1.9% to $9,868 million owing mainly to the anticipated increase in interest rates. The portion of consolidated revenue allocated to consolidated debt service is forecast to stand at 9.3% in Fiscal 2018.

Accounting Standard

A new accounting standard came into force on April 1, 2012 and has been applied since fiscal year 2013. The Minister of Finance, who is responsible for the preparation of the Government’s public accounts, and the Auditor General of Québec, who audits the accounts, have issued differing opinions concerning the interpretation of the revised standard.

Transfer payments from the Government are intended to provide financial assistance to municipalities and to certain universities to fund capital projects. Financial assistance is generally paid to the municipalities over 20 years and to the universities over 25 years. In accordance with the applicable legislation and financial assistance agreements concluded with each of the beneficiaries, the payments are subject to annual approval by Parliament through appropriation acts.

For previous fiscal years, the Government presented such financial assistance as contractual obligations (in the notes and appendices of the Government’s public accounts) until the transfer payments pertaining to such assistance were authorized by an appropriation act during a fiscal year. The payments were then recorded as expenditures. The Minister of Finance believes that the revised standard does not entail any change in the accounting treatment of such financial assistance. The four largest chartered accountant firms have validated this interpretation.

The Auditor General believes however that the financial assistance should be recorded as expenditures as soon as the eligible work has been carried out or the capital investments have been acquired for a project.

According to the estimate that the Auditor General of Québec presented in his report on the Government’s consolidated financial statements on March 31, 2016, this interpretation would have implied, as at March 31, 2016, the inclusion of $9.4 billion in the net debt and the debt representing accumulated deficits, and additional expenditures of $0.2 billion in 2015-2016.

In April 2016, the Public Sector Accounting Board (“PSAB”) published a Post-Implementation review showing that the existence of different interpretations of the role of the authorization to pay in the authorization process has given rise to divergent practices and different audit opinions. In the same document, the PSAB indicates that it intends to examine whether an authoritative accounting guideline would help clarify the requirements of this accounting standard, without however providing any indication as to when it intends to complete such exercise.

Following the analysis of the results and discussions held, PSAB concluded in June 2016 that no changes would be made to the current standard since it meets the original public interest objectives overall.

In this context, the Ministère des Finances du Québec reaffirms its interpretation of the standard regarding the authorization of a transfer expenditure and notes that it is still supported by the four largest independent firms of chartered professional accountants.

Economic Assumptions

The projections in the Budget 2017-2018 reflect the following assumptions regarding the economy of Québec for 2017.

TABLE 12

Economic Assumptions included in the 2017-2018 Budget
(in percentage)
Percentage Change over 2016
GDP
At current market prices	3.3
In chained 2007 dollars	1.7
Household income	3.5
Business non-residential capital expenditures (2007 prices)	2.1
International exports (2007 prices)	2.7
Household Consumption (2007 prices)	2.2
Labor force	0.4
Employment	1.0
Average Rate
Unemployment rate	6.6

Note:	Economic assumptions, such as those included in the table above and in all amendments to this report, are developed by Québec and are a necessary part of the budget process. Actual results may differ materially from these assumptions.
Sources:Ministère des Finances du Québec.

Consolidated Revenue

The following table shows consolidated revenue, in particular own-source revenue and federal transfers by source.

TABLE 13

Consolidated Revenue Year ending March 31
(dollar amounts in millions)
				Preliminary		% of
				Results	Forecast	total
	2014	2015	2016	2017 (1)	2018	2018
Income and property taxes
Personal income tax	26,203	27,547	28,753	29,686	30,569	28.8%
Contributions to the Health Services Fund	6,251	6,397	6,614	6,022	6,036	5.7%
Corporate taxes	5,625	5,837	7,016	6,890	7,227	6.8%
School property tax	1,786	1,954	2,090	2,164	2,257	2.1%
	39,865	41,735	44,473	44,762	46,089	43.4%
Consumption taxes
Retail sales	13,264	13,775	14,494	15,150	15,757	14.8%
Fuel	2,310	2,215	2,306	2,336	2,286	2.2%
Tobacco	1,010	1,069	1,083	1,072	1,003	0.9%
Alcoholic beverages	551	598	634	630	635	0.6%
	17,135	17,657	18,517	19,188	19,681	18.5%
Revenue from government enterprises(2)
Hydro-Québec	3,333	3,245	2,680	2,400	2,150	2.0%
Loto-Québec	1,055	1,026	1,202	1,155	1,142	1.1%
Société des alcools du Québec	1,003	1,034	1,067	1,078	1,089	1.0%
Other	39	102	64	120	99	0.1%
	5,430	5,407	5,013	4,753	4,480	4.2%
Duties and permits	2,961	3,282	3,828	3,328	3,710	3.5%
Miscellaneous revenue	9,290	9,317	9,391	9,937	10,319	9.7%
Total own source revenue	74,681	77,398	81,222	81,968	84,279	79.3%
Federal transfers
Equalization	7,833	9,286	9,521	10,030	11,081	10.4%
Health transfers	5,290	5,282	5,487	5,946	6,110	5.7%
Transfers for post-secondary education and other social programs	1,534	1,588	1,542	1,635	1,640	1.5%
Other programs	2,426	2,383	2,351	2,887	3,198	3.0%
Harmonization of the QST with the GST - Compensation	1,467	—	—	—	—	—
Total federal transfers	18,550	18,539	18,901	20,498	22,029	20.7%
TOTAL CONSOLIDATED REVENUE	93,231	95,937	100,123	102,466	106,308	100.0%

(1)	The Preliminary Results 2017 are based on financial information presented as at March 28, 2017 in the Budget 2017-2018, which was released on March 28, 2017. These preliminary results are subject to change.
(2)	Includes the dividends declared and the changes in surpluses or deficits accumulated by Government enterprises, which are consolidated with a corresponding revaluation of the investment held by the Government. The declared dividends were $4,265 million, $4,524 million and $4,531 million for each of Fiscal 2014 through 2016, respectively, and are expected to be $4,215 million for Fiscal 2017 and $ 3,710 million for Fiscal 2017 after transfer to the Generations Fund.

Taxes. The Government and the Government of Canada share the power to levy personal income tax in Québec. The Government levies and collects personal income tax at rates ranging from 16% to 25.75%, in four tax brackets.

In Québec, businesses are subject to taxes on profits and on total payroll. The tax rate applied to corporate profits, which is currently set at 11.8%, will be reduced by 0.1% each year, until it reaches 11.5% on January 1, 2020. Small and medium-sized enterprises (“SMEs”) benefit from a reduced tax rate of 8% that applies to the first $500,000 of income of an eligible enterprise. The tax rate applicable to SMEs in the primary and manufacturing sectors varies from 8% to 4%.

The Québec system of taxation of corporate profits makes provision for incentives for scientific research and experimental development such as the 30% tax credit granted on the remuneration paid by SMEs in conjunction with such activities. Eligible enterprises in the manufacturing sector that market a product that incorporates a patent protecting an invention developed in Québec also benefit from a reduction of their tax rate from 11.8% to 4% on their income attributable to the patent. Other measures seek to promote investment and enhance productivity, such as the investment tax credit pertaining to manufacturing and processing equipment, which ranges from 4% to 24% depending on the region and the size of the business, and an additional 35% deduction in the capital cost allowance for investments made before April 1, 2019 to encourage business transition to digital technology.

A tax on the total payroll is applied to fund the Health Services Fund (“HSF”). The tax rate is 2.5% for corporations with total payrolls of $1 million or less, which will be gradually reduced until it reaches 2.0% on January 1, 2021. For SMEs in the primary and manufacturing sectors, the tax rate is 1.55% and will be gradually reduced until it reaches 1.45% on January 1, 2021. The rate rises proportionally for corporations with total payrolls between $1 million and $5 million, to 4.26% for corporations with total payrolls of $5 million or more. Until the end of 2020, a contribution holiday to the HSF is being offered to SMEs that hire new specialized workers in the natural and applied sciences sector.

The school boards levy the school property tax, which must be devoted to the organization of educational services. Limits are imposed in this respect concerning the revenue that can be generated and the tax rate applied. The tax rate set by the school boards may not exceed $0.35 per $100 of standardized property assessment, and the total revenue may not exceed a maximum amount that the Government determines each year.

The Québec sales tax (“QST”) is a multi-stage value-added tax that applies uniformly to each stage in the production and marketing of goods and services. A mechanism makes provision for the refund of taxes paid on inputs during different stages of production to eliminate multiple taxation. However, large businesses cannot usually obtain the refund of taxes on inputs for energy, telecommunications, road vehicles weighing less than 3,000 kg, gasoline used in these vehicles, and meals and entertainment expenses. The rate of the QST is currently set at 9.975%.

Under the terms of the March 2012 Canada-Quebec Comprehensive Integrated Tax Coordination

Agreement, Québec will gradually, beginning in 2018, allow large businesses to obtain a tax refund on inputs on a number of goods and services that are now subject to restrictions.

Since the March 2015 Québec Economic Plan, the Government has implemented significant measures to reduce the tax burden on Quebecers.

The March 2017 Québec Economic Plan provides for a general income tax reduction of $55 for all taxable taxpayers, owing to the increase in the amount of income exempt from tax, and for a refund of the health contribution paid by the majority of taxpayers in 2016, with the complete elimination of the health contribution starting in 2017 as set out in the October 2016 update of the Québec Economic Plan.

Since the March 2015 Québec Economic Plan, the Government also announced measures to increase incentives to work, such as the introduction and the improvement of the tax shield, an increase in work premiums and an increase in the tax credit for experienced workers. The tax shield partly offsets the loss of socio-fiscal transfers related to the work premiums and the refundable tax credit for child care expenses, following an increase in employment income.

Taken together, these efforts made by the Government represent a permanent reduction in Quebecers’ tax burden of $1.2 billion annually, beginning in 2017-2018, for a total of almost $7 billion over six years.

Federal Transfers. In 2017-2018, equalization revenues amount to more than half of the federal transfers. Equalization is designed to enable provincial governments to offer reasonably comparable levels of public services without imposing higher taxes. In November, 2008, the federal government announced the introduction of new caps on equalization. These caps place limits on the equalization entitlements of recipient provinces. In December 2012, under the renewal of federal transfers for 2014, the federal government announced technical changes that will be applied to the equalization program for the years 2015 through 2019.

The federal government contributes to the financing of provincial health programs by means of the Canada Health Transfer (“CHT”) and to post-secondary education and other social programs by means of the Canada Social Transfer (“CST”). The CST and the CHT are allocated on a per capita basis. For Canada as a whole, the CHT is indexed by 6% per year until 2016-2017 and the CST is indexed by 3% per year for an indefinite period.

On March 10, 2017, the federal government and Québec entered into a health funding agreement that includes:

  an annual CHT growth corresponding to that of Canada’s nominal GDP, with a 3% floor, for a ten-year period as of 2017-2018;

  an asymmetrical agreement (Québec will apply its own plan, including mental health and home care, and will report itself to Quebecers by opting out of the accountability and reporting mechanisms) of nearly $2.5 billion corresponding to Québec’s demographic share of the non-CHT targeted funds of $11 billion for the period from 2017-2018 to 2026-2027; and

  an asymmetrical agreement, providing for the use of $1.2 billion over 11 years from the childcare component of the new federal social infrastructure funds announced in the recent federal budget. Québec has had a daycare network since 1997, and it alone funds the network’s development. The Government obtained from the federal government the ability to use part of the amounts set aside for infrastructure development to finance its priorities.

Other federal transfers generally represent cost-sharing agreements for different provincial programs that relate, among other things, to the labor market, immigration and education.

Consolidated Expenditure

The following table presents the consolidated expenditure by mission and debt service.

TABLE 14

Consolidated expenditure by mission
Year ending March 31
(dollar amounts in millions)
				Preliminary		Forecast	% of Total
	2014	2015	2016	Result 2017	(1)	2018	2018
Health and Social Services	35,602	36,793	37,501	38,556		40,223	38.8%
Education and Culture	20,620	20,905	20,997	21,707		22,662	21.8%
Economy and Environment	11,859	11,458	11,697	12,698		12,965	12.5%
Support for Individuals and Families	9,543	9,647	9,589	9,915		9,935	9.6%
Administration and Justice	6,712	6,728	6,686	7,511		8,067	7.8%
Expenditure	84,336	85,531	86,470	90,387		93,852	90.5%
Debt service:
Direct debt service	7,219	7,101	7,278	7,326		7,865	7.6%
Interest ascribed to the retirement plans	3,364	3,161	2,734	2,377		2,027	2.0%
Interest ascribed to employee future benefits	15	8	-3	-16		-24	0.0%
Total debt service	10,598	10,270	10,009	9,687		9,868	9.5%
TOTAL CONSOLIDATED EXPENDITURE	94,934	95,801	96,479	100,074		103,720	100.0%
(1)

The Preliminary Results 2017 are based on financial information presented as at March 31, 2017 in the Budget 2017-2018, which was released on March 28, 2017. To assess growth in 2017-2018 based on comparable spending levels, the percent changes for that year were calculated by excluding, from 2016-2017 expenditures, transfers from the provision for francization attributed to the Support for Individuals and Families mission ($75 million) and including them in the 2016-2017 expenditures of the Education and Culture mission. These preliminary results are subject to change.

Health and Social Services.

The Health and Social Services mission consists primarily of the activities of the health and social services network and the programs administered by the Régie de l’assurance maladie du Québec.

Expenditures are expected to increase by 4.3 % in Fiscal 2018 compared with Fiscal 2017. This growth will raise spending by health institutions to a level that enables them to improve care access and quality, support the autonomy of seniors living at home and in residential and long-termcare centers (“CHSLDs”), support people with an autism spectrum disorder and their families and reduce waiting lists and focus on health prevention.

Education and Culture.

The Education and Culture mission consists primarily of the activities of the education networks, student financial assistance, programs in the culture sector and immigration-related programs.

Expenditures are expected to increase by 4.0% in Fiscal 2018 compared with Fiscal 2017. Expenditures anticipated in Budget 2017-2018 will be used, in particular, to enhance support for students throughout their school career, to increase the higher education graduation rate and to better financially support students. The expenditures will also cover the funding in educational infrastructure to, among other things, enhance the overall state of assets, expand educational facilities and implement the digital strategy.

Economy and Environment.

The Economy and Environment mission primarily includes programs related to economic development, employment assistance measures, international relations, the environment and infrastructure support.

Expenditures are expected to increase by 2.1% in Fiscal 2018 compared with Fiscal 2017. This increase will address the challenges facing the Québec economy, in particular to foster economic development in all regions, stimulate research and innovation, promoting entrepreneurship, ensure financing for growing businesses and encourage business investment.

Support for Individuals and Families.

The Support for Individuals and Families mission primarily includes last resort financial assistance, assistance measures for families and seniors, and certain legal aid measures.

Expenditures are expected to increase by 1.0% in Fiscal 2018 compared with Fiscal 2017. This increase is mainly attributable to the tax credit for children and families.

Administration and Justice.

The Administration and Justice mission consists of the activities of the Legislature, central bodies and public security, as well as administrative programs.

Expenditures are expected to increase by 7.4% in Fiscal 2018 compared with Fiscal 2017. This increase is attributable to the increase in the budget of the secrétariat of the Conseil du trésor, stemming from the growth in the Contingency Fund for Fiscal 2018.

Debt service. Expenditures are expected to increase by 1.9% in Fiscal 2018 compared with Fiscal 2017. This increase is principally attributable to the anticipated increase in interest rates.

Government Employees and Collective Unions

In its Budget 2017-2018, the Government plans to spend $42.5 billion for the remuneration of its employees, including health and educational workers.

In the 2016-2017 fiscal year, work to renew collective agreements for approximately 500,000 unionized State employees continued in a context in which the Government had pledged to maintain the budget balance achieved in 2015-2016.

Subsequent to the agreement reached in December 2015, collective agreements that respected these parameters were signed with the major unions, including unions grouped into coalitions or alliances. Also, an agreement was reached with most management and non-union staff in the public and parapublic sectors at the end of 2016. Among other things, this agreement covers factors that promote the financial health and sustainability of the pension plan for management staff.

At March 28, 2017, nearly 95% of employees in the public and parapublic sectors have renewed their terms and conditions of employment for the 2015-2020 period.

The Government is engaged in ongoing discussions with groups which have not yet reached agreement in principle. The Government intends to renew these collective agreements while respecting the established financial framework.

Consolidated Non-Budgetary Transactions

The following table shows the distribution of consolidated non-budgetary transactions.

TABLE 15

Non-Budgetary Transactions(1)
Year ending March 31
(dollar amounts in millions)
				Preliminary		Forecast
	2014	2015	2016	Results 2017	(2)	2018
Investments, loans and advances
Government enterprises
Shares and investments	—	—	—	-300		-150
Change in the equity value of investments(3)	-1,165	-812	-384	-551		-340
Loans and advances	-165	4	-5	-6		-8
Total Government enterprises	-1,330	-808	-389	-857		-498
Other	-19	-1 338	-419	-2,113		-1,549
Total investments, loans and advances	-1,349	-2,146	-808	-2,970		-2,047
Fixed assets
Net investments	-6,490	-5,859	-5,908	-5,996		-7,545
Depreciation	3,460	3,547	3,732	3,806		3,866
Total fixed assets	-3,030	-2,312	-2,176	-2,190		-3,679
Retirement plans
Cost of vested benefits, amortizations and contributions(4)	3,207	3,432	3,449	2,818		2,800
Interest on the actuarial obligation(5)	5,608	5,874	6,036	5,836		5,992
Benefits, contributions, repayments and administrative expenses	-5,463	-5,644	-5,980	-5,571		-5,627
Total retirement plans(6)	3,352	3,662	3,505	3,083		3,165
Other accounts	2,321	-292	268	-132		-480
TOTAL NON-BUDGETARY TRANSACTIONS	1,294	-1,088	789	-2,209		-3,041
(1)	A negative entry indicates a financial requirement and a positive entry indicates a source of financing.
(2)

The Preliminary Results 2017 are based on financial information presented as at March 31, 2017 in the Budget 2017-2018 which was released on March 28, 2017. These preliminary results are subject to change.

(3)	Change in accumulated surpluses or deficits (i.e., change in net income (loss) after declared dividends to the Government).
(4)

The Government covers costs at a rate of 50% for years of service since July 1, 1982 for the RREGOP and since January 1, 2001 for RRPE (See below - “Retirement Plans”). For most of the other plans, the Government covers the difference between the cost of each plan and the contributions paid by participants (cost-balance pension plans). For years of service accumulated as of January 1, 2000, pension benefits will be adjusted based on the higher result of the following two calculations: inflation less 3% or half the inflation rate. Previously, pension benefits for years of service accumulated between 1982 and 1999 inclusive were adjusted by the inflation rate less 3%. Benefits for years of service accumulated before 1982 were adjusted by the inflation rate.

(5)

Doesn't take into account the income from the Retirement Plans Sinking -Fund of $1,989 million, $2,430 million, $2,975 million and $3,361 million for each of Fiscal 2014 through 2017, respectively. The income for Fiscal 2018 is expected to be $3,863 million.

(6)

The retirement plans’ liability, excluding the Retirement Plans Sinking Fund estimated at $59.7 billion, is estimated at $86.4 billion for Fiscal 2016, consisting of $67.9 billion in respect of RREGOP and RRPE and $18.5 billion in respect of the other public sector plans. The liability for other plans takes into account the assets of these plans. These liabilities are estimated in accordance with the method recommended by the Public Sector Accounting and Auditing Board of CPA Canada.

Investments, Loans and Advances. Investments, loans and advances represent capital contributions, loans or advances made to Government enterprises and bodies, municipalities, private corporations and individuals. Investments represent mainly equity transactions by the Government in its enterprises and also reflect the Government’s share in profits and losses of enterprises in which the Government holds capital stock. Loans and advances are repayable to the Government, although not all repayment schedules have been set (see “Government Enterprises and Bodies”).

Fixed Assets. The Government records fixed assets and depreciates them over their useful life. Fixed assets consist of acquisitions and dispositions and the cost of depreciation of the recorded value of these fixed assets.

Retirement Plans. Retirement plans include transactions relating to the public sector retirement plans administered by the Government. The Government and Public Employees Retirement Plan (Régime de retraite des employés du gouvernement et des organismes publics or “RREGOP”) was established by the Government in 1973 for civil servants, teachers and employees in health and social services who opted to join the plan and all those who were hired after June 30, 1973. The Pension Plan for Management Personnel (Régime de retraite du personnel d’encadrement or “RRPE”) covers management and comparable personnel since January 1, 2001. Until then, those employees had participated in the RREGOP. RREGOP and RRPE cover 573,679 employees and other plans cover 19,118 employees as of December 31, 2015.

The Government accounts for its contributions (including those for current services and interest on the actuarial obligation for the plans) as a budgetary expenditure. This expenditure takes the form of provisions and is not generally a cash expenditure in the year. Accordingly, the impact of these contributions is to increase the budgetary deficit without affecting net financial requirements, since they are offset by an equal amount in non-budgetary transactions. The portion of benefits and other payments that are the responsibility of the Government are a claim on, and are payable out of, the Consolidated Revenue Fund.

In Fiscal 1994, the Government created the Retirement Plans Sinking Fund (“RPSF”) managed by the Caisse, which consists of a cash reserve that will eventually be used for paying the retirement benefits of public sector employees. In December 1999, the Government announced that it would accelerate its deposits to the RPSF to ensure that by 2020 the sums accumulated in this fund would be equal to 70% of the Government’s actuarial obligations, as shown in the Public accounts, through that date with respect to the retirement plans of public sector employees.

Other Accounts. The transactions related to other non-budgetary accounts reflect, notably, year-to-year changes in accounts payable and receivable, cash on hand and outstanding bank deposits and checks. These accounts normally fluctuate according to the overall volume of financial transactions. They may be subject to significant variations from year to year since they depend on the coordination of collection and disbursement transactions.

The following table shows Québec’s financial assets and liabilities.

TABLE 16

Québec's Financial Assets and Liabilities
Year ending March 31
(dollar amounts in millions)
	2015	2016
Financial Assets(1)	62,701	70,178
Liabilities(2)	243,962	255,758
Government Guaranteed Debt(3)	41,662	43,843
(1)

Financial assets include cash, short-term investments, accounts receivable, inventories intended for sales, investment in Government enterprises, long-term investments, the Generations Fund and deferred expenses related to debts. Short-term investments, which include Treasury bills, notes, deposit certificates, banker’s acceptances, bonds, commercial paper and other similar instruments equalled, as at March 31, 2016, $9,049 million compared to $10,434 million as at March 31, 2015.

(2)

Liabilities are comprised of bank overdraft, accounts payable and accrued expenses, deferred revenue, transfers from the federal government to be repaid, pension plans and other future social benefits, debt before deferred foreign exchange gain (loss) and deferred foreign exchange gain (loss).

(3)	See “Public Sector Debt – Guaranteed Debt”.

GOVERNMENT ENTERPRISES AND BODIES

Government enterprises and bodies can be divided into three categories: enterprises included in the Government’s reporting entity, Government bodies whose reporting entities are included in the Government’s reporting entity and Government bodies that conduct fiduciary transactions not included in the Government’s reporting entity.

Most of the enterprises included in the Government’s reporting entity are stock companies that are owned exclusively by the Government and operate on a commercial basis. The Government may guarantee the debt of some of these enterprises. Some of them pay dividends to the Government. Société des alcools du Québec and Loto-Québec transfer all of their net earnings to the Government while Hydro-Québec pays as dividends 75% of its net income calculated in accordance with the provisions of the Hydro-Québec Act.

Government bodies whose reporting entities are included in the Government’s reporting entity are entities whose expenditures are funded in part or in whole through funds appropriated by the National Assembly. These Government bodies may benefit from loans and advances from the Government. The debt service of some of these corporations may be guaranteed in part by the Government.

Government bodies that conduct fiduciary transactions play an important economic role in Québec. As an investment manager, the Caisse invests funds on behalf of public retirement plans, insurance plans and other public enterprises.

The Government emphasizes the strategic role of its enterprises and Government bodies by initiating investment projects that are profitable and creating jobs in partnership with the private sector.

The Government manages an extensive portfolio of assets through Government enterprises. Those assets may be sold to the private sector when the timing is deemed appropriate.

TABLE 17

Major Government Enterprises and Bodies
Area of Activity
Enterprises included in the Government’s reporting entity

Hydro-Québec	Generation, transmission and distribution of electric power

Loto-Québec	Gaming

Société des alcools du Québec (SAQ)	Wholesale and retail sale of alcoholic beverages

Investissement Québec	Economic development

Société Innovatech (Grand Montréal, Québec et Chaudière-Appalaches, Sud du Québec et Régions ressources)	Venture Capital (High technology sector)

Government bodies whose reporting entity is included in the Government’s reporting entity

Financement-Québec	Financing public sector organizations that are not included in the Government's reporting entity

Société d'habitation du Québec (SHQ)	Development and management of public housing

Société québécoise des infrastructures (SQI)	Construction, development and management of public infrastructure

Government bodies that conduct fiduciary transactions not included in the Government’s reporting entity

Caisse de dépôt et placement du Québec (Caisse)	Investment management

Retraite-Québec	Pension funds supervision and public sector pension funds management

The following table shows total Government investment in and guaranteed debt of certain Government enterprises as well as certain financial information as of the most recent fiscal year for which this information is publicly available.

TABLE 18

Financial Information on Certain Government Enterprises(1)
(dollar amounts in millions)
					Debt
		Loans	Accumulated	Total	Guaranteed			Net
	Share	and	Surplus	Government	by the			Income
	Capital	Advances (2)	(Deficit) (3)	Investments (4)	Government	Assets	Revenue	(Loss)
Enterprises included in the Government's reporting entity
Hydro-Québec(5) (12-31-2016)	4,374	—	15,330	19,704	43,491	75,167	13,339	2,861
Loto-Québec (03-31-2016)	—	—	111	111	—	1,273	3,560	1,227
SAQ (03-28-2016)	30	—	11	41	—	780	3,074	1,067
(1)	All financial information is as of the fiscal year-end indicated for each enterprise or for the fiscal year then ended.
(2)	Does not include loans from the Financing Fund. (The Financing Fund offers financing services only to consolidated organizations and other Government enterprises).
(3)	Includes accumulated other comprehensive income.
(4)	Total Government Investment is the sum of Share Capital, Loans and Advances and Accumulated Surplus (Deficit). (See discussion of individual enterprises below).
(5)	Hydro-Québec's consolidated financial statements have been prepared in accordance with United States generally accepted accounting principles (U.S. GAAP) since January 1, 2015.

Enterprises Included in the Government’s Reporting Entity

Hydro-Québec. Hydro-Québec operates one of the major systems in Canada for the generation, transmission and distribution of electric power. Hydro-Québec supplies virtually all electric power distributed in Québec.

Under the provisions of the Hydro-Québec Act, Hydro-Québec is mandated to supply power and to pursue endeavors in energy-related research and promotion, energy conversion and conservation, and any field connected with or related to power or energy. Under the Hydro-Québec Act, the Government is entitled to declare a dividend from Hydro-Québec when certain financial criteria are met. In Fiscal 2017, the Government received a dividend of $2.146 billion from Hydro-Québec, compared with $2.360 billion in Fiscal 2016. This variance is attributable to three main factors: a decrease in net electricity exports resulting from lower prices on energy markets; a decrease in supplies provided by the generation segment to the distribution segment due to the return to near-normal temperatures in 2016 in Québec; and an increase in financial expenses.

As of December 31, 2016, Hydro-Québec operates 62 hydroelectric plants with a combined installed capacity of 36,366 MW and 24 thermal plants totaling 542 MW. In addition to the generating capacity of its own facilities, Hydro-Québec has access to almost all the output from Churchill Falls generating station (which has a total capacity of 5,428 MW) under a contract with Churchill Falls (Labrador) Corporation Limited (“CF(L)Co”) that will remain in effect until 2041 (the “1969 Power Contract”). In 2016, Hydro-Québec also purchased all the output from 39 wind farms (3,508 MW) and 5 small hydropower plants (65 MW) and almost all the output from 7 biomass and 3 biogas cogeneration plants (257 MW) operated by independent power producers. Moreover, 1,056 MW are available under long-term contracts with other suppliers. Hydro-Québec maintains approximately 21,000 miles of transmission lines.

TABLE 19

Hydro-Québec's Operations
Year ended December 31
(dollar amounts in millions)(1)
	2012		2013		2014	2015	2016
Total revenue from electricity sales	11,636		12,610		13,145	13,362	13,199
Revenue from electricity sales outside Québec	1,194		1,525		1,629	1,700	1,626
Capital investments affecting cash	3,932	(2)	4,335	(2)	3,815	3,440	3,460
Net income	860		2,942		3,325	3,147	2,861
Debt guaranteed by Goverment (at and of period)	39,966		41,085		40,939	43,672	43,491
Total electricity sales (terawatthours)	196.5		205.5		200.8	201.1	202.0
Interest coverage(3)	2.02		2.09		2.23	2.20	2.16
Capitalization ratio(4)	30.6%		30.5%		28.9%	30.1%	30.5%
(1)

The data for 2014 to 2016 are presented according to U.S. GAAP, while the data for prior years are presented according to Canadian generally accepted accounting principles, as published in the Hydro-Québec annual report on Form 18-K for the fiscal year ended December 31, 2014. As two different financial reporting frameworks are used in the above table, the financial information may not be directly comparable.

(2)	Including the Energy Efficiency Plan.
(3)	Sum of operating income and net investment income divided by interest on debt securities.
(4)

Equity divided by the sum of equity, long-term debt, current portion of long-term debt, perpetual debt, borrowings and derivative instrument liabilities, less derivative instrument assets and sinking fund.

The Act respecting the Régie de l’énergie (the “Energy Board Act”), enacted in 1996, grants the Régie de l’énergie (the “Energy Board”) exclusive authority to fix or modify Hydro-Québec’s rates and conditions for the transmission and distribution of electric power in Québec. Under this legislation, rates are set by reasoned decision of three commissioners after public hearings. Moreover, the Energy Board Act stipulates that rates are determined on a basis that allows for recovery of the cost of service including a reasonable return on the rate base. The Energy Board consists of seven full-time members appointed by the Government and is charged with reconciling the public interest, consumer protection and the fair treatment of the electric power carrier and of distributors.

Under the Energy Board Act, Hydro-Québec has been granted exclusive rights for the distribution of electric power throughout Québec, excluding the territories served by distributors operating a municipal or private electric system as of May 13, 1997. The Energy Board has the authority to: fix, or modify, after holding public hearings, Hydro-Québec’s rates and conditions for the transmission and distribution of electric power; approve its electric power supply plan; designate a reliability coordinator for Québec and adopt the reliability standards submitted by the designated reliability coordinator; authorize its transmission and distribution investment projects; approve its distribution commercial programs; and rule upon complaints from customers concerning rates or services.

The Energy Board Act was amended in 2010 to allow a gradual increase in the average cost of the Heritage Pool Electricity (base volume of up to 165 TWh annually) and was subsequently amended to replace this gradual increase by a yearly indexation based on Québec’s Consumer Price Index. The authorized average price for 2016 was 2.88¢/kWh.

Hydro-Québec is a co-defendant with Québec and others in certain legal actions undertaken by various aboriginal communities concerning alleged infringements of their ancestral rights over their claimed traditional territories. (See “Québec – Native Peoples” above).

On February 23, 2010, CF(L)Co instituted proceedings against Hydro-Québec seeking the modification, as of November 30, 2009, of the pricing terms under the 1969 Power Contract by increasing the pricing terms payable by Hydro-Québec to CF(L)Co. Alternatively, CF(L)Co is seeking the cancellation of the 1969 Power Contract with effect six months from the date of judgment. The 1969 Power Contract was already contested on two prior occasions before the courts and the Supreme Court of Canada dismissed those proceedings. On July 24, 2014, the Québec Superior Court rendered its judgment, dismissing CF(L)Co’s request and confirming Hydro-Québec’s rights under the 1969 Power Contract. On August 25, 2014, CF(L)Co filed an appeal before the Québec Court of Appeal. On August 1, 2016, the Québec Court of Appeal dismissed CF(L)Co’s request. On September 30, 2016, CF(L)Co applied for leave to appeal to the Supreme Court of Canada form the judgment of the Québec Court of Appeal. On April 20, 2017, the Supreme Court of Canada grated leave to appeal.

On July 22, 2013, Hydro-Québec instituted proceedings against CF(L)Co before the Québec Superior Court to determine the interpretation of two essentials rights, which are provided in the 1969 Power Contract. On August 8, 2016, the Québec Superior Court rendered its decision, confirming Hydro-Québec’s rights (this decision was rectified on November 8, 2016 but did not change its conclusion). On September 7, 2016, CF(L)Co filed an appeal before the Québec Court of Appeal which remains pending.

Loto-Québec. Loto-Québec operates and administers lottery systems and gaming houses, including casinos, a video lottery network, an online gaming site and bingo products. It offers lottery products in some 8,500 points of sale. Loto-Québec currently operates four government owned casinos located in Montréal, Charlevoix, Lac-Leamy and Mont-Tremblant.

Loto-Québec pays all of its net earnings to the Government as dividends, after deducting its contributions to some government-specified purpose accounts, for example to fund the pathological gambling action plan. The Budget 2017-2018 forecasts a dividend of $1,142 million for Fiscal 2018 compared with $1,155 million expected in Fiscal 2017 and $1,202 million received in Fiscal 2016.

In December 2016, Loto-Québec announced that its network of video lottery terminals, which was limited in number to 12,000 by the Government, will be reduced to a maximum of 10,500 units within two years, with at most 10,000 terminals in bars and brasseries.

Société des alcools du Québec (“SAQ”). The SAQ sells alcoholic beverages and pays all of its net earnings to the government as a dividend. As part of Budget 2017-2018, payment of a dividend of $1,089 million by the SAQ is forecast for Fiscal 2018, compared with $1,078 million expected in Fiscal 2017 and $1,067 million received in Fiscal 2016.

In 2016-2017, three reductions in the price of wine, totalling $1.40 per bottle, were offered to consumers on 1600 wines available in SAQ stores, SAQ agency stores and at saq.com. The objective of the price reduction is to offer prices among the most competitive in Canada, while ensuring growth of the dividends paid to the government in the years to come.

Investissement Québec. Investissement Québec is a public corporation whose mission is to contribute to Québec’s economic development in accordance with the government’s economic policy by stimulating investment and fostering employment in every region.

To that end, the corporation supports the creation and development of businesses of all sizes through customized financial solutions and investments. Pursuant to its mandate, the corporation also carries out foreign investment prospecting and strategic financing operations.

Sociétés Innovatech. There are four Innovatech corporations (Innovatech du Grand Montréal, Innovatech Régions ressources, Innovatech du sud du Québec and Innovatech Québec et Chaudière-Appalaches). They are venture capital corporations that fund technology innovations at the start up or technical research stage in their respective territories. As of March 31, 2016, the total assets of the four Innovatech corporations were $73 million.

The Government privatized Innovatech du Grand Montréal and its investment portfolio has been sold to a subsidiary of Coller Capital. Innovatech Régions ressources, Innovatech Québec et Chaudière-Appalaches and Innovatech du sud du Québec have been converted into mixed public-private capital corporations.

Government Bodies That Conduct Fiduciary Transactions Not Included in the Government’s Reporting Entity

Caisse de dépôt et placement du Québec (“Caisse”). The Caisse invests the funds entrusted to it by several public pension plans, insurance plans and various public bodies. As of December 31, 2016, the net assets of the Caisse (at market value) totaled $270.7 billion. The main depositors and their respective assets on deposit (at market value) were as follows: Retirement Plans Sinking Fund, $65.4 billion; Government and Public Employees Retirement Plan (“RREGOP”), $63.6 billion; Retraite-Québec, $62.2 billion; Commission de la construction du Québec, $20.7 billion; Commission des normes, de l’équité, de la santé et sécurité du travail (“CNESST”), $15.4 billion; Société de l’assurance automobile du Québec (“SAAQ”), $11.3 billion; Generations Fund, $11.2 billion and Régime de retraite du personnel d’encadrement (“RRPE”), $11.0 billion.

In 2016, the Caisse’s overall return is the average weighted return on the funds of all its depositors. Individual returns for the main depositors varied from 6.3% to 8.2%, depending on their specific asset allocations. The overall return for the year ended December 31, 2016 was 7.6%. The overall average return of the Caisse over the past 5 years was 10.2%.

As stated by law, the mission of the Caisse is to receive moneys on deposit as provided by law and manage them with a view to achieving optimal return on capital within the framework of depositors’ investment policies while at the same time contributing to Québec’s economic development. The Caisse invests its depositors’ funds in various asset classes, including fixed income, equities, private equity, infrastructures, real estate and real estate debt. The Caisse is permitted, subject to certain exceptions, to invest in up to 30% of the common shares of any corporation or invest up to 5% of its total assets in shares of any corporation.

In April 2016, the Caisse unveiled plans for the Réseau électrique métropolitain (“REM”), an integrated, public transportation project. As proposed, the REM will link downtown Montréal, the South Shore, the West Island (Sainte-Anne-de-Bellevue), the North Shore (Deux-Montagnes) and the airport in a unified, fully automated, 67-km light rail transit (“LRT”) system comprising 27 stations and operating 20 hours a day, 7 days a week. The Caisse’s investment amounts to $2.67 billion, or 51% of the project’s share capital.

In March 2017, the Caisse has concluded an agreement with the Government on the main terms and conditions of the Government’s participation in the REM project. With a $1.28-billion commitment representing 24.5% of the share capital of the REM project, the Government becomes a minority shareholder in the project and, as such, expects to earn returns on its investment.

Furthermore, the Caisse has proposed to the Canadian government to make a $1.28-billion investment in the REM project, representing 24.5% of the share capital of the REM project, which is currently under discussion.

As of December 31, 2016, the Caisse’s investments were distributed as follows: 29.8% in fixed-income securities, 40.2% in variable-income securities, 27.9% in interests in unconsolidated subsidiaries (real estate debt, private equity, infrastructure) and 2.0% in cash equivalents. Investments by the Caisse in bonds of various governments, government corporations and other public administrations totaled $59.9 billion (at market value). As at December 31, 2016, the Caisse held investments in Canadian third-party and bank-sponsored ABTNs or asset-backed term notes received in exchange for asset-backed commercial paper that had a fair market value totaling $4.0 billion.

The Caisse’s constituting statutes establish the mission and governance rules, particularly the composition and functioning of the board of directors and the criteria for selecting its members. In this regard, at least two-thirds of the members of the board of directors, including the chair, must meet the requirements of an independent director.

The Caisse’s constituting statutes provide for the creation of three committees by the board of directors — an audit committee, a governance and ethics committee and a human resources committee — and defines the role of each. It also establishes that the offices of chair of the board and president and chief executive officer are to be two separate functions. It requires that the Caisse adopt an investment policy for each specialized portfolio it holds and provides rules of ethics for the Caisse, its officers and employees, and its wholly-owned subsidiaries.

Retraite Québec. On January 1, 2016, the Commission administrative des régimes de retraite et d’assurance (“CARRA”) and the Régie des rentes du Québec (“RRQ”) merged into one agency under the name of Retraite Québec.

Retraite-Québec administers the Régime de rentes du Québec (“Québec Pension Plan”, the “Plan” or “QPP”), a compulsory public insurance plan. Its purpose is to provide persons who work in Québec and their families with basic financial protection in the event of retirement, death or disability. The Plan is financed by contributions from Québec workers and employers. As of December 31, 2016, Retraite-Québec entrusted $62.2 billion of funds to the Caisse (at market value).

For a number of years, the QPP has faced increased financial pressure stemming chiefly from the aging of the population and the continuing improvement in life expectancy. Accordingly, based on the Actuarial Report of the Québec Pension Plan as at 31 December, 2015, the steady-state contribution rate, i.e., the rate needed to secure the Plan’s long-term financial stability, would be 10.87%.

The Plan contribution rate is 10.8% since January 1, 2017.

As of 2018, an automatic contribution rate adjustment mechanism will restore balance to the Plan’s funding, if required. The statutory contribution rate will require adjusting if it is less than the steady-state contribution rate. Where the difference between the steady-state contribution rate and the statutory rate is at least 0.1%, the latter rate will be increased by 0.1% per year until the gap is less than 0.1%.

Retraite Québec also administers public sector retirement plans including RREGOP and RRPE.

Assets in these plans are entrusted to the Caisse.

PUBLIC SECTOR DEBT

Public sector debt includes debt incurred and guaranteed by the Government and debt of public institutions under Government jurisdiction, including local administrations. Public sector debt consists of funded and unfunded debt. Unfunded debt includes indebtedness for a maturity of one year or less.

The following table shows information on the funded debt, net of sinking fund balances, of the Québec public sector which includes the funded debt of the Government (including the debt of consolidated organizations), debt guaranteed by the Government, debt of the municipal sector and debt of other institutions as of the dates indicated. In a number of these instances, notably that of Hydro-Québec, debt service is provided by operating revenues and other internally generated sources rather than from taxes. As of March 31, 2016 and March 31, 2017, funded debt of the public sector, net of sinking fund balances, was estimated to amount to $248.3 billion and $251.6 billion, respectively, of which 8.0% and 6.8% was held by the Caisse.

Unlike the Government’s gross debt, which includes the net retirement plans liability, the public sector debt for the purpose of this Annual Report does not include net retirement plans liability. As at March 31, 2017, the net retirement plans liability totalled $24.9 billion.

TABLE 20

Funded Debt of Public Sector (net of sinking fund balances)
As of March 31
(dollar amounts in millions)(1)
					Preliminary
	2013	2014	2015	2016	Results 2017	(2)
Government Funded Debt
Borrowings - Government	158,981	167,242	176,632	179,455	183,755
Borrowings - to finance Government Enterprises	1,182	433	383	308	—	(3)
Government Guaranteed Debt(4)	39,631	40,361	41,662	43,843	42,882
Municipal Sector Debt	21,820	22,622	23,305	23,846	24,058
Other Institutions(5)	836	819	814	875	875
Public Sector Funded Debt(6)	222,450	231,477	242,796	248,327	251,570
Per capita ($)	27,511	28,383	29,557	30,066	30,215
As a percentage of(7)
GDP	62.8%	63.5%	65.4%	65.2%	64.0%
Household income	69.8%	70.7%	72.0%	71.4%	69.8%
(1)	Canadian dollar equivalent at the dates indicated for borrowings in foreign currencies after taking into account currency swap agreements and foreign exchange forward contracts.
(2)	The Preliminary Results 2017 are based on financial information presented as at March 31, 2017 in the 2017-2018 Budget. These preliminary results are subject to change.
(3)

These amounts correspond to the debt of the Financing Fund to finance government enterprises and entities not included in the reporting entity. As of 2017, this debt is included in the gross debt ($258 million as at March 31, 2017).

(4)	Represents debt of Hydro-Québec.
(5)	Represents debt of the universities other than the Université du Québec and its constituents.
(6)	Includes debt covered by the Government’s commitments (see “Government’s Commitments”).
(7)	Percentages are based upon the prior calendar year’s GDP and household income.

Government Debt

Government debt consists of funded and unfunded debt. Unfunded debt includes indebtedness with a maturity of one year or less. As of March 31, 2016, unfunded debt of the Government was $13.6 billion consisting of Treasury Bills for $3.9 billion plus $9.7 billion representing the excess of short-term liabilities over short-term assets. On March 31, 2017, unfunded debt of the Government is estimated, on a preliminary basis, at $19.5 billion consisting of Treasury Bills for $3.9 billion plus $15.6 billion representing the excess of short-term liabilities over short-term assets.

TABLE 21

Government Funded Debt
As of March 31
(dollar amounts in millions)(1)
								Average
							Average	Term to
					Preliminary		Interest	Maturity
					Results		Rate 2017	2017
	2013	2014	2015	2016	2017	(2)	(%)	(years)
Borrowings - Government
Payable in Canadian Dollars
Debentures and Other Loans	160,191	170,419	180,513	185,307	189,901		4.0	13.0
Savings Products	8,149	8,707	9,222	9,456	9,897		3.0	—
Payable in Foreign Currencies
United States Dollars	1,345	1,368	1,557	3,118	4,593		4.0	6.1
Japanese Yen	-1	-1	-1	—	—		2.9	5.3
Swiss Francs	-2	-4	-4	-3	-2	(3)	2.2	3.7
Euros	-14	1,490	1,322	1,427	1,383		2.7	5.5
Australian Dollars	—	—	3	2	4	(3)	4.3	7.9
Funded Debt	169,668	181,979	192,612	199,307	205,776
Less: Sinking Funds(4)	10,687	14,737	15,980	19,852	22,021
Net borrowings - Government(5)	158,981	167,242	176,632	179,455	183,755		3.6	11.1
Borrowings - to finance Government Enterprises(6)
Payable in Canadian Dollars
Debentures and Other Loans	1,182	433	383	308	—		—	—
Borrowings - to finance Government Enterprises	1,182	433	383	308	—		—	—
(1)	Canadian dollar equivalent at the dates indicated for borrowings in foreign currencies after taking into account currency swap agreements and foreign exchange forward contracts.
(2)	The Preliminary Results 2017 are based on financial information presented as at March 31, 2017 in the 2017-2018 Budget. These preliminary results are subject to change.
(3)	The amounts represent the unamortized discount or premium on borrowings. The nominal value of these borrowings is completely hedged by currency swap agreements and foreign exchange forward contracts.
(4)	Consists of funds withdrawn annually from the General Fund and consolidated organizations. Foreign securities held in sinking funds are valued at the Canadian dollar equivalent at the dates indicated.
(5)

Subsequent to March 31, 2017, the Government has issued or agreed to issue debentures and other funded indebtedness which total approximately $7.7 billion. The Government currently has credit agreements with various banks and financial institutions for a total of US$3.5 billion. The Government has also a line of credit for operations of $1.2 billion.

(6)

These amounts correspond to the debt of the Financing Fund to finance government enterprises and entities not included in the reporting entity. As of 2017, this debt is included in the gross debt ($258 million as at March 31, 2017).

The following table shows the maturities of the Government’s funded debt outstanding as of March 31, 2017, net of a sinking fund balance of $22,021 million ($19,852 million as of March 31, 2016) valued at exchange rates at that date. It also takes into account future required contributions to sinking funds for all outstanding loans and debentures. The results shown in the following tables are based on financial information presented in 2017-2018 Budget of March 28, 2017. These preliminary results are subject to change.

TABLE 22

Maturities of Government Funded Debt for Borrowings - Government
(dollar amounts in millions)(1)
Fiscal Year	Canadian		Australian	Swiss		Total	Total
Payable	Dollars	U.S. Dollars	Dollars	Francs	Euros	2016-2017	2015-2016
Year 1	15,200	-197	—	—	—	15,003	19,271
Year 2	16,749	23	—	—	—	16,772	11,735
Year 3	14,262	32	—	—	-2	14,292	16,520
Year 4	11,200	31	—	—	—	11,231	14,045
Year 5	15,517	20	—	—	—	15,537	10,888
1-5 years	72,928	-91	—	—	-2	72,835	72,459
6-10 years	51,594	-201	4	-2	-56	51,339	50,126
11-15 years	5,091	286	—	—	—	5,377	4,911
16-20 years	12,708	—	—	—	—	12,708	8,701
21-25 years	16,439	—	—	—	—	16,439	11,607
26-60 years	25,057	—	—	—	—	25,057	31,651
	183,817	-6	4	-2	-58	183,755	179,455

(1)	Amounts denominated in foreign currencies are shown at the Canadian dollar equivalent as at March 31, 2017, after taking into account currency swap agreements and foreign exchange forward contracts, including unrealized currency gains of $285 million which will be amortized over the remaining term of this debt.

The information relating to debt retirement set out above includes amounts to be withdrawn annually from the Consolidated Revenue Fund for the creation of sinking funds for the redemption of debentures of the Government in connection with contractual obligations incurred in certain debt issues.

The Government implemented in 2012-2013 a policy aimed at raising the level of prudential liquidity (liquid assets), to supplement its existing sinking funds. These liquid assets, invested in Canadian and non-Canadian central government securities, will be available for use in the event of major turbulence in financial markets. For that purpose, Québec created a general sinking fund in June 2012. The assets held in this general sinking fund will be used for the repayment at maturity of any debt of designated series issued by Québec and for liquidity purposes. However, Québec will be under no obligation to repay out of this general sinking fund any particular series of notes nor will any notes of designated series be redeemable for sinking fund purposes.

For the year ended March 31, 2016, the amount set aside for sinking fund purposes was $549 million and, at that date, the aggregate value of sinking funds was $19,852 million (including $11,110 million for the purpose of prudential liquidity), of which $7,580 million was invested in debentures issued or guaranteed by the Government.

For the year ended March 31, 2017, the amount set aside for sinking fund purposes was $785 million and, at that date, the aggregate value of sinking funds was $22,021 million (including $12,110 million for the purpose of prudential liquidity), of which $8,273 million was invested in debentures issued or guaranteed by the Government.

Guaranteed Debt

The following table summarizes funded debt guaranteed by the Government (net of sinking fund balances).

TABLE 23

Guaranteed Funded Debt (net of sinking fund balances)
As of March 31
(dollar amounts in millions)(1)
							Average
						Average	Term to
					Preliminary	Interest Rate	Maturity
	2013	2014	2015	2016	Results 2017 (2)	2017 (%)	2017 (years)
Hydro-Québec	39,631	40,361	41,662	43,843	42,882	5.3	16.7
	39,631	40,361	41,662	43,843	42,882	5.3	16.7

(1)	Canadian dollar equivalent at dates indicated for borrowings in foreign currencies issues after taking into account currency exchange agreements and foreign exchange forward contracts.
(2)	The Preliminary Results 2017 are based on financial information presented as at March 31, 2017 in the 2017-2018 Budget. These preliminary results are subject to change.

As of March 31, 2017, on a preliminary basis, unfunded debt guaranteed by the Government amounted to $6,143 million, including $3,937 million borrowed from financial institutions under a student loan program and $2,206 million of short-term debt of Hydro-Québec.

Funded Debt of the Municipal Sector and Other Institutions

The funded debt of the Québec public sector also includes indebtedness of public institutions under the Government’s jurisdiction. These institutions include the municipal sector (municipal corporations and transportation commissions) and educational institutions (universities other than the Université du Québec and its constituents).

The following table shows information on the funded debt of these institutions as of the dates indicated.

TABLE 24

Funded Debt of the Municipal Sector and Other Institutions
As of March 31
(dollar amounts in millions)(1)
					Preliminary
	2013	2014	2015	2016	Results 2017 (2)
Municipal Sector	21,820	22,622	23,305	23,846	24,058
Education Institutions(3)	836	819	814	875	875
	22,656	23,441	24,119	24,721	24,933

(1)	Canadian dollar equivalent at the dates indicated for loans in foreign currencies after taking into account currency exchange agreements and foreign exchange forward contracts. The amounts shown do not include loans from borrowings made by the Government on behalf of these entities.
(2)	The Preliminary Results 2017 are based on financial information presented as at March 31, 2017 in the 2017-2018 Budget. These preliminary results are subject to change.
(3)	Represents debt of universities other than the Université du Québec and its constituents.

The funded debt of these institutions consists mainly of the funded debt of the municipal sector which benefits from a large degree of autonomy since approximately 85% of the total revenue is derived from local sources. The relative magnitude of capital investment and borrowing by local governments in Québec is attributable, to a large extent, to the responsibilities assumed by Québec municipal corporations with respect to major projects related to the development of new residential and industrial areas. The Ministère des Affaires municipales et de l’Occupation du territoire supervises and controls the borrowings of all Québec municipal corporations and urban communities.

In 2015 (the most recent year for which information is available), local sector expenditure including school corporations totalled $32.7 billion, representing 27.5% of consolidated expenditures of the Québec public sector. The net accumulated surplus from current operations of Québec municipal corporations, including reserves, increased from $3,000.8 million in 2014 to $3,020.3 million in 2015. Net long-term debt of the municipal sector supported by local taxpayers increased from $19.7 billion as of December 31, 2014 to $20.1 billion as of December 31, 2015. This debt, as a percentage of real estate valuation, remained stable at 2.2% in 2014 and 2015.

Government’s Commitments

The following table shows information on the Government’s commitments for the repayment of the principal on borrowings made for capital expenditures by the educational institutions as well as by the municipal sector. The amounts for Fiscal 2017 are not yet publicly available.

TABLE 25

Government's Commitments(1)
As of March 31
(dollar amounts in millions)(2)
	2013	2014	2015	2016
Education Institutions	2,756	2,825	2,819	2,817
Municipal Sector	3,899	4,144	4,702	4,782
Others Beneficiaries	1,042	1,061	1,045	1,125
	7,697	8,030	8,566	8,724

(1)	Including commitments to repay loans from borrowings made by the Government on behalf of these entities. The debt covered by these commitments is included in the Funded Debt of Public Sector (see Table 20 “Funded Debt of Public Sector”).
(2)	Canadian dollar equivalent at the dates indicated for loans in foreign currencies after taking into account currency swap agreements and foreign exchange forward contracts.

WHERE YOU CAN FIND MORE INFORMATION

This document appears as an exhibit to the annual report of Québec on Form 18-K for the fiscal year ended March 31, 2016 filed with the U.S. Securities and Exchange Commission (the “Commission”) on EDGAR through the Commission Internet web site at http://www.sec.gov. Additional information with respect to Québec is available in the annual report or in other exhibits or amendments to the annual report. You may read and copy any document Québec files with the Commission at the Commission’s public reference room at 100 F Street, N.E., Room 1580, Washington, D.C., 20549. Please call the Commission’s toll free number at 1-800-SEC-0330 if you need further information about the operation of the Commission’s public reference room. In addition, you may request a copy of these filings at no cost from Ministère des Finances du Québec, Documentation financière et conformité, 12, rue Saint-Louis, bureau 2.33, Québec, Québec, G1R 5L3, Canada.

FORWARD-LOOKING STATEMENTS

Various statements made throughout this document are forward looking and contain information about financial results. The words “forecast”, “preliminary estimate”, “preliminary results” and similar expressions identify forward-looking statements. You are cautioned that any such forward-looking statements are not guarantees of future performance. Forward-looking statements involve risks and uncertainties, and actual results may differ materially from those in the forward-looking statements as a result of various factors including, among other things, Québec’s economic and political trends and Québec’s ability to control expenses and maintain revenues. You are cautioned not to place undue reliance on these forward-looking statements which speak only as of the date of this document. We undertake no obligation to publicly release the result of any revisions to these forward-looking statements which may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

SUPPLEMENTARY INFORMATION

The following tables indicate present or future characteristics of the funded debt of Borrowings-Government outstanding as of March 31, 2017. Previous characteristics are not indicated.

TABLE 26

Borrowings-Government outstanding as of March 31, 2017
				Canadian Dollars
Maturity		Interest Payment				CUSIP Number
Date	Issue Date(1)	Date(s)	Coupon (%)	Nominal Value	Book Value	or ISIN Code	References
A) Payable in Canadian Dollars
2021-12-01	2001-02-13	06-01 & 12-01	4.50	795,189,822	837,422,633	CA748148QY27	Real Return Bonds. Yields linked to the CPI for Canada
2022-03-03	2017-03-03	03-03 & 09-03	1.65	500,000,000	499,483,334	CA748148RW51	Green bond
2023-01-16	1993-03-04	01-16 & 07-16	9.375	2,202,200,000	2,232,570,652	US748148NX78	SFP(1) : 1994-01-16
2023-03-30	1992-12-29	03-30 & 09-30	9.50	375,000,000	374,152,866	CA748148PA59
2026-04-01	1996-07-19	04-01 & 10-01	8.50	2,176,100,000	2,288,851,059	CA748148PZ01	SFP(1) : 1997-04-01
2026-12-01	1998-02-27	06-01 & 12-01	4.50	1,235,576,052	1,264,310,848	CA748148QG11	Real Return Bonds. Yields linked to the CPI for Canada
2029-10-01	1998-05-01	04-01 & 10-01	6.00	2,737,300,000	2,698,414,692	CA748148QJ59	SFP(1) : 1999-10-01
2031-12-01	2001-02-13	06-01 & 12-01	4.25	1,273,647,399	1,455,259,576	CA748148QZ9	Real Return Bonds. Yields linked to the CPI for Canada
2031-12-01	2002-11-13	06-01 & 12-01	3.441	30,936,395	30,936,138	CA748148RF29	Real Return Bonds. Yields linked to the CPI for Canada
2032-06-01	2000-06-27	06-01 & 12-01	6.25	4,200,200,000	4,160,752,935	CA748148QT3
2036-12-01	2003-07-28	06-01 & 12-01	5.75	4,082,900,000	4,187,627,048	CA748148RL9
Medium-Term Notes
		02-14 & 05-14,
2017-05-14	2006-12-14	08-14 & 11-14	Floating	200,000,000	200,000,000	XS0279291172	CAD-BA (3 months) + 0.07%
2017-06-30	1995-04-03	06-30 & 12-30	9.65	7,744,000	7,745,239	CA74814ZAR43
2017-12-01	2007-01-29	06-01 & 12-01	4.50	5,000,000,000	5,011,920,933	CA74814ZDR16	SFP(3) : $270 million
2018-12-01	2008-01-22	06-01 & 12-01	4.50	4,500,000,000	4,512,909,822	CA74814ZDU45	SFP(3) : $500 million
2018-12-19	2013-12-19	03-19 & 06-19, 09-19 & 12-19	Floating	2,994,000,000	2,994,000,000	CA74814ZET62	CAD-BA (3 months) + 0.185%
2019-08-21	2014-05-21	02-21 & 05-21, 08-21 & 11-21	Floating	2,033,000,000	2,033,000,000	CA74814ZEU36	CAD-BA (3 months) + 0.165%; SFP(3) : $300 million
2019-12-01	2009-05-08	06-01 & 12-01	4.50	5,000,000,000	5,020,641,509	CA74814ZEE93

56

				Canadian Dollars
Maturity		Interest Payment				CUSIP Number
Date	Issue Date(1)	Date(s)	Coupon (%)	Nominal Value	Book Value	or ISIN Code	References
2020-06-10	2016-03-10	03-10 & 06-10, 09-10 & 12-10	Floating	1,000,000,000	1,000,000,000	CA74814ZEY57	CAD-BA (3 months) + 0.330%; SFP(3) : $1,000 million
2020-12-01	2004-12-07	06-01 & 12-01	5.00	100,000,000	99,565,847	CA74814ZDC47
2020-12-01	2010-04-09	06-01 & 12-01	4.50	6,400,000,000	6,565,770,791	CA74814ZEG42
2021-12-01	2011-02-08	06-01 & 12-01	4.25	7,500,000,000	7,708,208,954	CA74814ZEH25	SFP(3) : $1,500 million
2022-04-19	2016-07-19	04-19 & 07-19, 10-19 & 01-19	Floating	1,000,000,000	1,000,616,123	CA74814ZEZ23	CAD-BA (3 months) + 0.415%; SFP(3) : $1,000 million
2022-12-01	2011-12-02	06-01 & 12-01	3.50	6,900,000,000	7,085,530,237	CA74814ZEL37	SFP(3) : $400 million
2023-03-30	1995-08-09	03-30 & 09-30	9.50	194,500,000	195,590,317	CA74814ZAX11
2023-09-01	2012-12-05	03-01 & 09-01	3.00	6,370,000,000	6,362,192,700	CA74814ZEP41	SFP(3) : $1,760 million
2023-10-19	2016-07-19	04-19 & 07-19, 10-19 & 01-19	Floating	1,021,000,000	1,021,231,406	CA74814ZFA62	CAD-BA (3 months) + 0.545%
2024-09-01	2013-12-18	03-01 & 09-01	3.75	6,000,000,000	6,195,551,519	CA74814ZES89	SFP(1) : 2014-09-01
2025-06-01	2004-12-08	06-01 & 12-01	5.35	652,000,000	664,079,520	CA74814ZDE03
2025-09-01	2015-01-12	03-01 & 09-01	2.75	6,000,000,000	6,112,985,341	CA74814ZEV19	SFP(2) : 2015-09-01
2026-04-01	1996-12-27	04-01 & 10-01	8.50	100,000,000	103,159,454	CA74814ZBH51	SFP(1) : 1997-04-01
2026-04-01	1999-01-12	04-01 & 10-01	8.50	90,000,000	101,047,126	CA74814ZCA99
2026-04-01	2003-07-22	04-01 & 10-01	5.50	74,332,000	73,944,343	CA74814ZCX9
2026-04-01	2007-04-01	04-01 & 10-01	7.50	165,850,000	165,850,000	CA74814ZDS98
2026-04-01	2011-04-01	04-01 & 10-01	6.40	90,000,000	90,000,000	CA74814ZEJ80
2026-09-01	2016-02-22	03-01 & 09-01	2.50	6,000,000,000	6,100,549,985	CA74814ZEX74	SFP(2) : 2016-09-01; SFP(3) : $250 million
2027-09-01	2017-01-30	03-01 & 09-01	2.75	1,500,000,000	1,504,094,846	CA74814ZFB46
2028-01-01	2008-06-20	04-01 & 07-01, 10-01 & 01-01	1.797	390,217,726	390,217,726	CA74814ZDV28	Real return medium-term notes. Yields linked to the CPI for Canada.
2028-04-01	1999-02-19	04-01 & 10-01	6.10	5,000,000	5,000,000	CA74814ZCD3
2035-04-01	1995-01-31	04-01	—	150,000,000	94,812,180	CA74814ZAH60	Others(1)
2035-04-01	1995-04-11	04-01 & 10-01	—	150,000,000	81,536,258	CA74814ZAS26	From 1999-04-01 to 2006-10-01: $2,000,000 each Interest Payment Date
2035-04-01	1995-04-13	04-01 & 10-01	—	100,000,000	54,517,491	CA74814ZAT09	Others(2)
2035-04-01	1997-12-15	04-01 & 10-01	6.50	300,000,000	297,608,961	CA74814ZBP7

57

				Canadian Dollars
Maturity		Interest Payment				CUSIP Number
Date	Issue Date(1)	Date(s)	Coupon (%)	Nominal Value	Book Value	or ISIN Code	References
2035-04-01	1999-02-02	—	—	456,000,000	225,166,708	CA74814ZCB72	Zero-coupon note
2036-12-01	2008-11-04	06-01 & 12-01	3.25	813,723,980	873,682,670	CA74814ZDW01	Real return medium-term notes. Yields linked to the CPI for Canada.
2038-12-01	2006-08-29	06-01 & 12-01	5.00	5,000,000,000	5,048,766,426	CA74814ZDK62
2039-10-01	1999-02-05	—	—	525,000,000	225,284,426	CA74814ZCC5	Zero-coupon note
2040-04-01	2000-05-25	04-01 & 10-01	Various	463,000,000	475,784,811	CA74814ZCJ0	Others(3)
2041-12-01	2009-09-22	06-01 & 12-01	5.00	9,200,000,000	9,871,426,298	CA74814ZEF68
2043-07-08	2003-07-08	01-08 & 07-08	5.60	80,000,000	80,268,683	CA74814ZCW1
2043-12-01	2011-08-17	06-01 & 12-01	4.25	7,000,000,000	7,574,528,517	CA74814ZEK53	SFP(3) : $500 million
2045-12-01	2013-04-30	06-01 & 12-01	3.50	10,000,000,000	9,828,147,785	CA74814ZER07	SFP(1) : 2013-12-01
2048-12-01	2015-09-28	06-01 & 12-01	3.50	6,000,000,000	6,409,240,052	CA74814ZEW91	SFP(1) : 2015-12-01
2049-09-21	2008-12-01	09-21 & 03-21	5.10	13,440,000	13,519,624	CA74814ZDX83
2051-09-21	2006-11-23	09-21 & 03-21	5.00	420,000,000	446,028,925	CA74814ZDN02
2053-09-21	2008-12-01	09-21 & 03-21	5.10	37,192,000	38,109,459	CA74814ZDY66
2056-12-01	2006-04-07	06-01 & 12-01	Various	1,500,000,000	1,489,952,903	CA74814ZDJ99	Others(4)
2057-09-21	2008-12-01	09-21 & 03-21	5.10	9,857,000	9,843,183	CA74814ZDZ32
2058-09-21	2008-12-01	09-21 & 03-21	5.10	38,326,000	40,307,738	CA74814ZEA71
2059-09-21	2008-12-01	09-21 & 03-21	5.10	6,294,000	6,296,473	CA74814ZEB54
2061-09-21	2009-02-11	09-21 & 03-21	5.00	25,000,000	25,128,770	CA74814ZEC38
2062-09-21	2006-11-23	09-21 & 03-21	6.70	150,000,000	204,349,877	CA74814ZDP59
2065-06-01	2009-03-02	06-01 & 12-01	Various	385,000,000	370,633,907	CA74814ZED11	Others(5)
2065-06-01	2012-05-22	06-01 & 12-01	Various	335,000,000	354,329,524	CA74814ZEM10	Others(6)
2065-09-21	2006-09-21	09-21 & 03-21	6.35	940,000,000	1,193,691,107	CA74814ZDM29
2075-06-01	2012-11-13	06-01 & 12-01	3.279	100,000,000	111,874,122	CA74814ZEN92	Others(7)
2076-12-01	2007-06-29	06-01 & 12-01	Various	500,000,000	490,639,636	CA74814ZDT71	Others(8)

58

				Canadian Dollars
		Interest Payment				CUSIP Number
Maturity Date	Issue Date(1)	Date(s)	Coupon (%)	Nominal Value	Book Value	or ISIN Code	References
Savings Products
Savings Bonds
2017-2022		06-01	1.10 - 1.31	386,403,131	386,403,131		Put(1)
Other Savings Products
2017-2026		Various	Various	9,510,467,890	9,510,467,890
Receiver General of Canada
2019-2039	1999-2013	02-01 & 08-01	3.55 - 6.93	95,747,049	95,747,049		Put(2)
Immigrant Investor Program
2017-2022	2012-2017		1.15 - 2.69	5,486,800,000	5,260,001,127
Société d'habitation du Québec							Others(9)
2017-04-01	2012-03-01	1st of each month	1.670	38,660,983	26,197,022
2017-04-01	2015-04-01	1st of each month	0.980	1,229,373	51,726
2017-06-01	2013-06-01	1st of each month	1.670	10,615,621	684,548
2017-06-01	2016-06-01	1st of each month	1.110	104,234	26,166
2017-11-01	2013-11-01	1st of each month	2.000	8,803,886	1,516,064
2018-04-01	2015-04-01	1st of each month	0.790	400,585	145,752
2018-05-04	2014-05-04	4st of each month	1.980	130,391	39,103
2018-06-01	2013-06-01	1st of each month	1.670	85,978,176	58,299,887
2018-06-01	2016-06-01	1st of each month	0.9890	7,415,394	4,651,438
2018-11-01	2013-11-01	1st of each month	2.000	29,962,775	17,571,552
2018-12-01	2016-12-01	1st of each month	0.950	286,061	250,591
2019-02-01	2017-02-01	1st of each month	0.980	164,140	157,354
2019-02-01	2014-02-01	1st of each month	2.080	16,534,922	10,615,187

59

				Canadian Dollars
Maturity		Interest Payment				CUSIP Number
Date	Issue Date(1)	Date(s)	Coupon (%)	Nominal Value	Book Value	or ISIN Code	References
2019-05-04	2014-05-04	4st of each month	1.980	31,572,162	17,467,436
2019-06-01	2016-06-01	1st of each month	0.930	13,021,909	9,800,009
2020-02-01	2017-02-01	1st of each month	1.120	8,498,957	8,266,071
2020-03-01	2015-03-01	1st of each month	0.980	15,858,151	10,754,176
2020-04-01	2015-04-01	1st of each month	1.050	157,084,399	130,983,769
2020-06-01	2010-06-01	1st of each month	3.430	56,624,229	38,574,180
2020-07-01	1999-07-01	07-01	Various	4,388,252	1,373,277
2020-10-01	2010-10-01	1st of each month	3.130	94,942,095	50,267,755
2021-06-01	2016-06-01	1st of each month	1.140	328,134	310,720
2021-07-01	1999-07-01	07-01	Various	21,254,718	8,243,201
2021-07-01	2014-07-01	07-01	6.875	2,615,622	1,989,868
2021-12-01	2016-12-01	1st of each month	1.310	29,079,881	28,520,919
2022-01-01	2017-01-01	1st of each month	1.480	71,061,533	69,544,103
2022-02-01	2017-02-01	1st of each month	1.440	22,382,862	22,237,844
2022-07-01	1999-07-01	07-01	Various	25,132,662	11,203,224
2022-07-01	2014-07-01	07-01	7.875	1,248,432	1,004,529
2023-07-01	1973-07-01	07-01	7.625	466,925	195,013
2023-07-01	1998-07-01	07-01	7.750	367,558	178,350
2023-07-01	1999-07-01	07-01	Various	34,907,533	17,318,297
2023-12-01	1984-12-01	1st of each month	7.875	698,907	298,648
2024-07-01	1974-07-01	07-01	8.000	1,382,326	657,305
2024-07-01	1975-07-01	07-01	7.875	638,433	301,113
2024-07-01	1999-07-01	07-01	Various	62,117,382	33,063,442
2024-07-01	2008-07-01	07-01	7.750	805,552	521,636

60

				Canadian Dollars
Maturity		Interest Payment				CUSIP Number
Date	Issue Date(1)	Date(s)	Coupon (%)	Nominal Value	Book Value	or ISIN Code	References
2024-07-01	2014-07-01	07-01	7.500	83,794	71,577
2025-07-01	1975-07-01	07-01	7.875	6,034,832	3,088,400
2025-07-01	1976-07-01	07-01	7.875	153,278	78,577
2025-07-01	1999-07-01	07-01	Various	36,110,549	20,918,321
2025-07-01	2014-07-01	07-01	7.500	1,268,524	1,107,226
2026-04-01	1999-04-01	04-01	5.944	53,464,692	29,837,869
2026-07-01	1999-07-01	07-01	Various	35,431,394	21,817,515
2027-04-01	1999-04-01	04-01	5.944	11,531,559	6,795,279
2027-07-01	1999-07-01	07-01	8.000	1,349,826	877,887
2028-04-01	1999-04-01	04-01	5.944	77,583,667	47,936,995
2028-07-01	1999-07-01	07-01	Various	7,283,852	4,908,739
2029-01-01	1981-01-01	01-01 & 07-01	Various	1,674,410	1,194,861
2029-04-01	1999-04-01	04-01	5.944	100,148,082	64,510,094
2029-07-01	1999-07-01	07-01	Various	12,255,097	8,687,760
2030-01-01	2000-01-01	01-01	Various	9,836,195	6,900,605
2030-04-01	1999-04-01	04-01	5.944	76,170,974	50,907,059
2030-07-01	1999-07-01	07-01	7.875	2,124,532	1,544,964
2031-04-01	1999-04-01	04-01	5.944	14,075,637	9,720,860
2032-04-01	1999-04-01	04-01	5.944	318,317	226,386
2032-07-01	1999-07-01	07-01	8.000	2,601,373	2,010,906
Others Consolidated Organizations
Various	Various	Various		1,019,177,014	1,019,177,014
Financement-Québec
2017-04-25	2011-07-25	01-25, 04-25, 07-25 & 10-25	Floating	1,420,000,000	1,419,885,501	31739ZAR60
2017-12-01	2011-01-21	06-01 & 12-01	3.50	1,600,000,000	1,603,090,095	31739ZAQ87

61

				Canadian Dollars
Maturity		Interest Payment				CUSIP Number
Date	Issue Date(1)	Date(s)	Coupon (%)	Nominal Value	Book Value	or ISIN Code	References
2018-06-01	2012-12-12	03-01, 06-01, 09-01 & 12-01	Floating	1,542,000,000	1,542,806,167	31739ZAU99
2018-12-01	2012-01-24	06-01 & 12-01	2.40	1,500,000,000	1,497,725,619	31739ZAS44
2019-05-29	2013-10-29	11-29, 02-29, 05-29 & 08-29	Floating	1,000,000,000	1,000,000,000	31739ZAV72
2019-12-01	2012-07-13	06-01 & 12-01	2.45	1,500,000,000	1,499,519,548	31739ZAT27
2020-07-01	2010-07-01	07-01	3.46	132,883,809	58,626,336		Others(10)
2020-10-01	2010-10-01	10-01	2.87	1,237,230	537,230		Others(10)
2020-11-01	2010-11-01	11-01	2.77	7,771,505	3,365,350		Others(10)
2021-03-01	2011-03-01	03-01	3.54	8,468,601	3,744,198		Others(10)
2021-03-29	2011-03-29	03-29	3.23	122,531,060	53,726,602		Others(10)
2025-07-01	2010-07-01	07-01	3.83	3,465,730	2,308,058		Others(10)
2025-08-01	2010-08-01	08-01	3.59	980,300	648,981		Others(10)
2025-10-01	2010-10-01	10-01	3.35	1,063,800	700,037		Others(10)
2025-11-01	2010-11-01	11-01	3.28	218,431,000	143,485,254		Others(10)
2025-12-01	2010-12-01	12-01	3.59	36,000,000	23,832,844		Others(10)
2026-03-01	2011-03-01	03-01	3.92	110,500,163	73,751,934		Others(10)
2026-03-29	2011-03-29	03-29	3.65	5,981,834	3,966,026		Others(10)
2030-07-01	2010-07-01	07-01	4.04	279,650,462	217,554,867		Others(10)
2030-11-01	2010-11-01	11-01	3.50	21,360,569	16,413,025		Others(10)
2031-02-01	2011-02-01	02-01	3.95	42,858,800	33,274,555		Others(10)
2031-03-01	2011-03-01	03-01	4.12	21,464,580	16,728,373		Others(10)
2031-03-29	2011-03-29	03-29	3.89	193,460,374	149,993,891		Others(10)
2034-06-01	2006-07-26	06-01 & 12-01	5.25	1,522,350,000	1,550,540,078	31739ZAG06
				164,691,847,014	166,345,105,968
Adjustments relating to swap agreements				33,452,569,157	33,452,569,157
Total-Payable in Canadian Dollars				198,144,416,171	199,797,675,125

62

				Foreign Currency Units
Maturity		Interest Payment				Equivalent in	CUSIP Number
Date	Issue Date(1)	Date(s)	Coupon (%)	Nominal Value	Book Value	Canadian Dollars	or ISIN Code	References
B) Payable in foreign currency
Payable in United States Dollars
2018-05-14	2008-05-14	05-14 & 11-14	4.625	1,000,000,000	999,249,456	1,331,200,125	US748148RT21
2020-07-29	2010-07-29	01-29 & 07-29	3.50	1,500,000,000	1,497,978,680	1,995,607,197	US748148RU93
2021-08-25	2011-08-25	02-25 & 08-25	2.75	1,400,000,000	1,397,550,658	1,861,816,987	US748149AF82
2022-01-31	2017-01-31	01-31 & 07-31	2.375	2,000,000,000	1,998,279,438	2,662,107,867	US748149AM34
2023-02-13	2013-02-13	02-13 & 08-13	2.625	1,250,000,000	1,246,960,663	1,661,200,996	US748149AG65
2023-07-15	1993-07-08	01-15 & 07-15	7.50	1,000,000,000	999,312,482	1,331,284,088	US748148PB31	SFP(1) : 1994-07-15
2024-02-09	1994-02-09	02-09 & 08-09	7.125	1,000,000,000	998,763,899	1,330,553,266	US748148PD96	SFP(1) : 2004-02-09
2024-10-16	2014-10-16	04-16 & 10-16	2.875	1,600,000,000	1,590,194,525	2,118,457,146	US748149AH49
2026-04-20	2016-04-20	04-20 & 10-20	2.50	2,000,000,000	1,994,577,619	2,657,176,304	US748149AJ05
2026-12-01	1986-12-03	06-01 & 12-01	8.625	300,000,000	299,696,446	399,255,605	US748148KA05	SFP(2) : 1987-12-01 then SFP(1) : 1997-12-01
2029-09-15	1999-09-24	03-15 & 09-15	7.50	1,500,000,000	1,497,115,477	1,994,457,239	US748148QR73
Medium-Term Notes
2018-08-07	1998-08-07	02-07 & 08-07	6.54	250,000,000	250,000,000	333,050,000	XS0089070485
2018-09-04	2015-09-04	03-04 & 06-04, 09-04 & 12-04	Floating	1,200,000,000	1,199,960,830	1,598,587,818	US748148RV76	USD-LIBOR (3 months) + 0.23%; SFP(3) : US $1,200 million
2019-06-01	2006-01-30	06-01 & 12-01	4.937	5,000,000	5,000,000	6,661,000	CA74814ZDF77
2019-07-21	2016-07-21	04-21 & 07-21, 10-21 & 01-21	Floating	1,000,000,000	1,000,117,505	1,332,356,540	US748149AL50	USD-LIBOR (3 months) + 0.28%; SFP(3) : US $1,000 million
2020-12-01	2006-01-30	06-01 & 12-01	4.962	5,000,000	5,000,000	6,661,000	CA74814ZDG50
2026-01-30	1996-01-30	01-30 & 07-30	6.35	149,875,000	149,863,132	199,647,665	US74815HBZ47	Put(3) : January 30, 2016 & 2021
2026-02-27	1996-02-29	02-27 & 08-27	7.14	99,770,000	99,770,000	132,913,594	US74815HCB69	Put(3) : 2016-02-27
2026-03-02	1996-02-29	03-02 & 09-02	7.485	150,000,000	150,000,000	199,830,000	US74815HCA86
2026-03-06	1996-03-06	03-06 & 09-06	7.365	99,850,000	99,850,000	133,020,170	US74815HCC43
2026-03-10	1996-03-08	03-10 & 09-10	7.035	50,000,000	50,000,000	66,610,000	US74815HCD26
2026-04-09	1996-04-09	04-09 & 10-09	7.38	100,000,000	100,000,000	133,220,000	US748149AE18

63

				Foreign Currency Units
Maturity		Interest Payment				Equivalent in	CUSIP Number
Date	Issue Date(1)	Date(s)	Coupon (%)	Nominal Value	Book Value	Canadian Dollars	or ISIN Code	References
2026-04-15	1996-04-11	04-15 & 10-15	7.50	50,000,000	50,000,000	66,610,000	US74815HCG56	Put(3) : 2016-04-15 & 2021-04-15
2026-04-15	1996-04-11	04-15 & 10-15	7.50	50,000,000	50,000,000	66,610,000	US74815HCF73
2026-07-22	1996-07-22	01-22 & 07-22	7.295	99,965,000	99,965,000	133,173,373	US74815HCJ95	Put(4) : 2006-07-22
2035-11-17	2005-11-17	05-17 & 11-17	5.40	75,000,000	74,854,288	99,720,883	US74815HCP5
2036-07-22	1996-07-22	01-22 & 07-22	7.97	160,000,000	160,000,000	213,152,000	US74815HCH30	Put(3) : 2016-07-22
				18,094,460,000	18,064,060,098	24,064,940,863
Adjustments relating to swap agreements				(14,616,185,204)	(14,616,185,204)	(19,471,681,929)
Total-Payable in United States Dollars				U.S.$3,478,274,796	U.S.$3,447,874,894	4,593,258,934
Payable in Japanese Yen
Medium-Term Notes
2017-07-24	1997-07-24	07-24	3.50	5,000,000,000	4,998,941,680	59,787,321	XS0078001772
2017-07-28	1997-07-28	07-28	3.50	3,000,000,000	2,999,580,120	35,874,965	XS0078671236
2017-07-30	1997-07-30	07-30	3.45	1,000,000,000	999,640,146	11,955,692	XS0078670857
2017-08-11	1997-07-24	02-11 & 08-11	3.526	1,300,000,000	1,300,000,000	15,547,994	XS0078704003
2017-10-25	1996-10-25	04-25 & 10-25	4.02	6,000,000,000	6,000,000,000	71,759,974	XS0070689996
2017-10-30	1996-10-30	04-30 & 10-30	3.97	1,700,000,000	1,699,787,685	20,329,453	US74815HCK68
2017-10-31	1997-10-30	10-31	3.01	5,000,000,000	5,000,000,000	59,799,979	XS0081272048
2018-08-20	2008-08-20	02-20 & 08-20	1.80	5,000,000,000	5,000,000,000	59,799,979	XS0382878345
2018-10-30	1996-10-30	04-30 & 10-30	3.97	1,700,000,000	1,699,565,347	20,326,794	US74815HCL42
2028-03-21	2013-03-21	03-21 & 09-21	1.305	5,000,000,000	5,000,000,000	59,799,979	XS0907860919
2029-04-03	2009-04-03	04-03 & 10-03	2.73	13,000,000,000	13,000,000,000	155,479,944	XS0420287897
2029-04-27	2009-04-30	04-27 & 10-27	2.90	3,000,000,000	3,000,000,000	35,879,987	XS0425476891
				50,700,000,000	50,697,514,978	606,342,061
Adjustments relating to swap agreements				(50,700,000,000)	(50,700,000,000)	(606,371,782)
Total-Payable in Japanese Yen				¥-	¥(2,485,022)	(29,721)

64

				Foreign Currency Units
Maturity		Interest				Equivalent in	CUSIP Number
Date	Issue Date(1)	Payment Date(s)	Coupon (%)	Nominal Value	Book Value	Canadian Dollars	or ISIN Code	References
Payable in Swiss Francs
Medium-Term Notes
2017-06-21	2006-12-21	06-21	2.625	500,000,000	499,808,722	665,911,770	CH0027984514
2018-01-19	2008-05-19	01-19	3.375	250,000,000	249,843,420	332,874,691	CH0039621724
2018-12-11	2009-02-11	12-11	3.875	200,000,000	200,097,536	266,596,597	CH0049484618
2021-12-17	2009-12-17	12-17	2.875	200,000,000	200,501,764	267,135,164	CH0107559392
2023-02-22	2013-02-22	02-22	1.125	250,000,000	249,964,297	333,035,740	CH205832618
2024-02-05	2014-02-05	02-05	1.50	200,000,000	199,208,400	265,411,972	CH0232842341
2024-11-21	2014-11-21	11-21	0.75	375,000,000	374,171,024	498,520,491	CH0258404455
				1,975,000,000	1,973,595,163	2,629,486,425
Adjustments relating to swap agreements				(1,975,000,000)	(1,975,000,000)	(2,631,358,136)
Total-Payable in Swiss Francs				SF-	SF(1,404,837)	(1,871,711)
Payable in Australian Dollars
Medium-Term Notes
2021-07-12	2011-07-12	01-12 & 07-12	6.50	225,000,000	224,929,708	228,843,741	AU0000QBCHF5
2025-03-10	2014-09-10	03-10 & 09-10	4.20	805,000,000	821,383,771	835,676,785	AU3CB0223774
2026-05-20	2015-11-20	05-20 & 11-20	3.70	560,000,000	583,419,056	593,571,213	AU3CB0234029
				1,590,000,000	1,629,732,535	1,658,091,739
Adjustments relating to swap agreements				(1,590,000,000)	(1,625,959,880)	(1,654,253,435)
Total-Payable in Australian Dollars				$A-	$A 3,772,655	3,838,304

65

				Foreign Currency Units
Maturity		Interest Payment				Equivalent in	CUSIP Number
Date	Issue Date(1)	Date(s)	Coupon (%)	Nominal Value	Book Value	Canadian Dollars	or ISIN Code	References
Payable in Pounds Sterling
2020-03-15	1984-02-15	03-15 & 09-15	12.25	50,000,000	49,909,031	83,350,373
Adjustements relating to swap agreements				(50,000,000)	(50,000,000)	(83,502,296)
Total-payable in Pounds Sterling				£-	£ (90,969)	(151,923)
Payable in Hong Kong Dollars
2021-05-05	2016-05-05	05-05	1.95	540,000,000	540,000,000	92,565,076	XS1404844588
Adjustements relating to swap agreements				(540,000,000)	(540,000,000)	(92,565,076)
Total-payable in Hong Kong Dollars				HK-	HK-	-
Payable in Euros
2030-03-12	2010-03-12	03-12	4.14	75,000,000	75,000,000	106,879,076	—
2030-04-29	2010-04-29	04-29	4.02	35,000,000	35,000,000	49,876,902	—
2031-12-15	2011-12-15	12-15	3.50	27,000,000	27,000,000	38,476,467	—
2033-06-17	2013-06-17	06-17	2.644	65,000,000	65,000,000	92,628,532	—
Medium-Term Notes
2018-04-03	2006-04-03	04-03 & 07-03, 10-03 & 01-03	Floating	100,000,000	100,000,000	142,505,434	XS0248732264	EURIBOR (3 months)
2018-04-29	2008-04-29	04-29	4.75	1,250,000,000	1,249,895,042	1,781,168,353	XS0360897689
2019-01-11	1999-01-11	01-11	4/5/6/7.10	22,000,000	21,990,190	31,337,216	XS0092871242	Others(11)
2019-04-29	2009-04-29	04-29	5.00	1,500,000,000	1,498,799,530	2,135,870,775	XS0425413209
2023-07-17	2013-07-17	07-17	2.25	1,000,000,000	996,939,125	1,420,692,427	XS0953580981	SFP(3) : $1,358 million
2024-01-22	2014-01-22	01-22	2.375	1,000,000,000	993,486,628	1,415,772,430	XS1019493896
2025-01-15	2015-01-15	01-15	0.875	1,750,000,000	1,740,148,435	2,479,806,080	XS1167203881
2025-10-28	2015-10-28	10-28	1.125	1,100,000,000	1,090,922,165	1,554,623,366	XS1311586967
				7,924,000,000	7,894,181,115	11,249,637,058
Adjustements relating to swap agreements				(6,924,000,000)	(6,924,000,000)	(9,867,076,250)
Total-payable in Euros				€ 1,000,000,000	€ 970,181,115	1,382,560,808
Total-payable in foreign currencies						5,977,604,691
Total-Funded Debt of Borrowings-Government						$205,775,279,816

66

Sinking Fund Provisions (“SFP”):

(1)

As an invested sinking fund, Québec has agreed to withdraw from the Consolidated Revenue Fund, each year from the date indicated, a sum equal to at least 1% of the principal amount of the issue then outstanding. The issue is not redeemable for sinking fund purposes.

(2)

As an invested sinking fund, Québec has agreed to withdraw from the Consolidated Revenue Fund, each year from the date indicated, a sum equal to at least 2% of the principal amount of the issue then outstanding. The issue is not redeemable for sinking fund purposes.

(3)	Amount deposited by the Government in the general sinking for the purpose of prudential liquidity.

Puttable (“Put”):

(1)	Payable at par at the option of the holder at any time prior to maturity.

(2)	Held and callable in whole or in part, at par at the option of the Minister of Finance of Québec on six days’ notice subject to the requirements of the Canada Pension Plan.

(3)	Redeemable prior to maturity at the option of the holder in whole or in part, on the date indicated at par upon prior notice.

(4)	Redeemable prior to Maturity at the option of the holder in whole or in part, from the date indicated and on any subsequent Interest Payment Date at par upon prior notice.

Others:

(1)

$6,000,000 annually for 1998-04-01 & 1999-04-01; $5,000,000 annually from 2000-04-01 to 2004-04-01; $35,000,000 for 2005-04-01; $5,000,000 for 2006-04-01; $55,000,000 for 2026 04- 01 and $110,000,000 annually for 2034-04-01 & 2035-04-01.

(2)	$2,000,000 for each Interest Payment Date from 1999-04-01 to 2000-10-01 and from 2004 10 01 to 2007-10-01 (with the exception of 2006-04-01: $4,000,000).

(3)	Coupon rate represents the effective yield on the borrowing.

(4)	Interest of 10% payable first day of June and December from June 1, 2006 to December 1, 2015 and 5 % from June 1, 2037 to December 1, 2056.

(5)	Interest of 14% payable first day of June and December from June 1, 2009 to December 1, 2013 and 9 % from June 1, 2042 to June 1, 2065.

(6)	Interest of 10% payable first day of June and December from June 1, 2012 to December 1, 2018 and 5 % from June 1, 2041 to June 1, 2065.

(7)	Interest of 8% payable first day of June and December from December 1, 2012 to December 1, 2021 and 5 % from June 1, 2043 to June 1, 2075.

(8)	Interest of 8% payable first day of June and December from December 1, 2007 to December 1, 2017 and from June 1, 2039 to December 1, 2076.

(9)	Payable in installments including principal and interest.

(10)	Borrowings contracted with the CMHC under the municipal infrastructure low-cost loans program. Payable in annual installments, including principal and interest.

(11)	The Coupon will be 4.00% for the first five years, 5.00% for the years 6 to 10, 6.00% for the years 11 to 15, and 7.10% for the next years.

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